As filed with the Securities and Exchange Commission on June 26, 2000
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ------------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                            BAL/RIVGAM WIRELESS, INC.
              (Exact Name of Small Business Issuer in Its Charter)

         Delaware                                 4813                            Applied for
(State or Other Jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)        Identification Number)

                                941 Danbury Road
                            Wilton, Connecticut 06897
                                 (203) 544-8855
                         (Address and Telephone Number,
                         of Principal Executive Offices)

                                 James Balitsos
                Chairman of the Board and Chief Executive Officer
                            Bal/Rivgam Wireless, Inc.
                                941 Danbury Road
                            Wilton, Connecticut 06897
                                 (203) 544-8855
                       (Name, Address and Telephone Number
                              of Agent for Service)

                      ------------------------------------

                                    Copy to:
                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                           (212) 935-1787 (Facsimile)
                      ------------------------------------


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


                                                       Proposed            Proposed
   Title of Each Class of                              Maximum             Maximum          Amount of
         Securities              Amount to be       Offering Price        Aggregate        Registration
      to Be Registered            Registered         Per Share(1)       Offering Price         Fee
      ----------------            ----------         ------------       --------------         ---

Class A Common Stock, par         2,000,000             $5.00           $10,000,000.00    $2,640.00
value $___ per share

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) or the Securities Act, based on an assumed initial public offering price range of $4 to $6 per share.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities had been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2000
PROSPECTUS

                                2,000,000 Shares

                            BAL/RIVGAM WIRELESS, INC.

                              Class A Common Stock

         All of the 2,000,000 shares of class A common stock, $___ par value, offered in this prospectus are being sold by Bal/Rivgam Wireless, Inc.

         Prior to this offering, there has been no public market for our class A common stock and there is no assurance that a market will develop.

         Under NASD rules, we are an affiliate of Gabelli & Company, Inc., an NASD member. Under Rule 2720 of the National Association of Securities Dealers, Inc., Conduct Rules, the initial public offering price for the class A common stock has been determined by negotiation between us and ____________, who is serving as a qualified independent underwriter in this offering, and does not necessarily bear any direct relationship to our assets, operations, book or other established criteria of value. ________ will act as manager of this offering and will be paid a fee of _____ and receive __________ in consideration for its services and expenses.



   AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CONSIDER
       CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.


                                -----------------

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense
                                -----------------


                                   Price               Underwriting               Proceeds
                                    to                 Discounts and                 to
                                  Public              Commissions(1)               Company
                                  ------              --------------               -------

Per Share................. $                      $                        $
Total..................... $                      $                        $



The shares are being offered by the underwriters on a firm commitment basis subject to prior sale, when, as, and if delivered to and accepted by the underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares will made against payment therefor at the offices of __________ in _________________ on or about ________, 2000.

                  The date of this prospectus is ______, 2000.

                             GABELLI & COMPANY, INC.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY...........................................................3

RISK FACTORS.................................................................6

USE OF PROCEEDS.............................................................14

DIVIDEND POLICY ............................................................14

DETERMINATION OF OFFERING PRICE.............................................14

DILUTION ...................................................................15

CAPITALIZATION..............................................................16

SELECTED FINANCIAL INFORMATION..............................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION.................19

THE COMPANY.................................................................21

THE WIRELESS COMMUNICATIONS INDUSTRY........................................22

LEGISLATION AND GOVERNMENT REGULATION.......................................24

MANAGEMENT..................................................................28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................30

PRINCIPAL STOCKHOLDERS......................................................31

DESCRIPTION OF CAPITAL STOCK................................................32

UNDERWRITING................................................................36

EXPERTS AND LEGAL MATTERS...................................................36

FINANCIALS..................................................................F-1

INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the class A common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes thereto. Unless otherwise indicated, all information in this prospectus gives effect to: (i) our conversion from a limited liability company to a corporation under the name Bal/Rivgam Wireless, Inc.; (ii) the conversion of all Bal/Rivgam debt as of August 1, 2000 into 618 shares of series A redeemable preferred stock and the issuance of 3,992,000 shares of class A common stock and 4,008,000 shares of class B common stock to the former members of the limited liability company; and (iii) the issuance of 2,000,000 shares of class C common stock in consideration of the cancellation of profit participation obligations of Bal/Rivgam. Some of the statements contained in this summary, as well as the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition" and "The Wireless Communications Industry" are forward-looking. These forward-looking statements include those concerning strategy, liquidity and capital expenditures, debt levels and the ability to obtain financing and service debt, competitive pressure in the industry, legal proceedings, regulatory matters and general economic conditions. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors." All references to "Bal/Rivgam," "we," "our," or "us" include the operations of the company both while a corporation and a limited liability company.

                                   Bal/Rivgam

         We believe that there are significant growth opportunities in the wireless telecommunications industry and that our WCS licenses have substantial potential. We hold five 10 megahertz A-and B- Block WCS licenses, which have the potential to serve a population of approximately 42 million.

                                                                                                  Cost (after 35%
Block        Area                                      Population              Gross Cost         Bidding Credit)
-----        ----                                      ----------              ----------         ---------------
A            Los Angeles - San Diego, CA                      19,333,536           $686,001                $445,900
B            Boston, MA                                        8,672,944           $217,000                $141,050
A            Minneapolis-St. Paul, MN                          6,018,051           $      1                $      1
A            Milwaukee, WI                                     4,634,011           $      1                $      1
B            Phoenix, AZ                                       3,458,935           $101,000                $ 65,653


         We believe that the consumer market for wireless telecommunications will continue to grow as a result of anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by wireless providers. Although we have not yet adopted a business plan or determined what to do with our WCS licenses, we expect to continually review these factors and adopt a plan once the financing regulatory and marketing aspects of WCS are less uncertain.

         Our address is c/o Diray Communication Corp., 941 Danbury Road, Wilton, Connecticut 06897. Our telephone number is (203) 544-8855.

                                  The Offering

Class A Common Stock.................................   2,000,000 shares

Class A Common Stock Outstanding Prior to this
   Offering..........................................   3,992,000 shares

Class A Common Stock to be Outstanding after the
   Offering..........................................   5,992,000 shares

Use of Proceeds......................................   Working    capital   and
                                                        general        corporate
                                                        purposes.  See  "Use  of
                                                        Proceeds."

                                  Risk Factors

         An investment in the shares offered in this prospectus involves a high degree of risk. The risk includes without limitation (1) our accumulated deficit, historical and projected future operating losses; (2) dependence upon new products and uncertain market acceptance of our products; (3) lack of revenue and limited operating history; (4) working capital deficiency; and (5) dependence upon proceeds of this offering. An investment in the shares offered in this prospectus should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                             Summary Financial Data

         The summary financial data presented below were derived from the financial statements of Bal/Rivgam and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and the financial statements and notes thereto included elsewhere in this prospectus. Bal/Rivgam has no operating history. The summary financial data as of December 31, 1999, for the years ended December 31, 1998 and 1999 and the period from March 25, 1997 (inception) to December 31, 1999 were derived from the audited financial statements of Bal/Rivgam included elsewhere herein. The summary financial data for the three months ended March 31, 1999 and March 31, 2000 and the period from March 25, 1997 (inception) to March 31, 2000 were derived from unaudited financial statements of Bal/Rivgam included elsewhere in this prospectus.


                                 Three Months Ended              Twelve Months               March 25, 1997
                                     March 31,                    December 31,              (Inception) to     March 25, 1997
                                --------------------          --------------------            December 31,     (Inception) to
                                1999            2000          1998            1999               1999          March 31, 2000
                                ----            ----          ----            ----               ----          --------------
                                    (unaudited)                                                                   (unaudited)

Statement of Operations
Data:
Interest  income            $           -  $            -   $         -      $         -     $        2,019    $         2,019
Interest expense                  (36,111)        (42,236)     (125,136)        (144,956)          (500,148)          (542,384)
Commitment fees                   (40,135)        (40,135)     (160,540)        (160,540)          (656,717)          (696,852)
Other expenses                          -               -        (6,364)          (4,000)           (17,437)           (17,437)
                            -------------  --------------   -----------      -----------    ---------------    ---------------
          Net loss          $     (76,246) $      (82,371)  $  (292,040)     $  (309,496)     $  (1,172,283)   $    (1,254,654)
                            ============== ===============  ===========      ===========     ==============    ===============
Net loss allocated to:
     Managing member        $        (762) $         (824)  $    (6,045)     $    (5,059)     $     (19,293)   $      (20,116)
                            ============== ===============  ===========      ============    ==============   ================
Rivgam Communicators,
      L.L.C.                $     (75,484) $      (81,547)     (285,995)     $  (304,437)     $  (1,152,990)   $    (1,234,538)
                            ============== ===============  ============     ============    ==============   ================

                                                                 March 31, 2000
                                                                 --------------
                                                       Actual                    Pro Forma As Adjusted(1)
                                                       ------                    ------------------------

                                                                 (Unaudited)
Balance Sheet Data:

Total assets                                       $   652,605                      $     652,605
                                                   -----------                      -------------
Total liabilities                                  $ 1,857,359                      $           -
                                                   -----------                      -------------
Redeemable preferred stock                         $         -                      $     507,359
                                                   -----------                      -------------
Members' contributions                             $    49,900                      $           -
Class A Common Stock                                         -                                599
Class B Common Stock                                         -                                401
Class C Common Stock                                         -                                200
Additional paid in capital                                   -                          1,398,900
Deficit accumulated during  development stage       (1,254,654)                        (1,254,654)
                                                    -----------                     --------------
Total equity                                       $(1,204,754)                     $     145,446
                                                   ============                     =============

(1) Gives effect on a pro forma as adjusted basis effective (i) as of March 31, 2000, (ii) pro forma to give effect to the conversion of the company from a limited liability company to a corporation and the conversion of indebtedness and profit participations into redeemable preferred stock; and (iii) pro forma as adjusted to give effect to the consummation of the sale of 2,000,000 shares of class A common stock offered hereby at the assumed initial public offering price of $_____ per share and the initial application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and other information in the prospectus before investing in our common stock.

Risks Related to Business

We are a development stage company with historical and expected future operating losses and we do not know if we ever will be profitable.

         We are at an early stage of our development and have no operating history. As a limited liability company, Bal/Rivgam L.L.C., we had cumulative net losses through March 31, 2000 of $1,254,654. These losses arose primarily from interest expense and commitment fees on loans for the acquisition of WCS licenses in the FCC auction of 10 MHz Spectrum in the 2.3 GHz band, which concluded April 25, 1997. We are subject to all of the risks typically associated with a start-up entity. The report of our independent auditors with respect to our financial statements for the years ended December 31, 1998 and 1999 and the period from March 25, 1997 (inception) to December 31, 1999 contains a paragraph indicating that substantial doubt exists as to our ability to continue as a going concern.

         There is uncertainty as to the extent of customer demand for WCS networks. We have not had any revenue from operations to date and do not know when, if ever, we may have positive cash flow or net profits.

We may need to incur more debt in the future if we decide to build out our licenses or if we are required to redeem our preferred stock.

         If we determine to develop and build out the licenses, we will require substantial additional funds. Any borrowings from third parties are likely to contain restrictions that may significantly limit or prohibit future actions and would allow a lender to accelerate the maturity of the debt upon a default. We cannot assure you that our WCS networks can be completed or that, once completed, we will generate sufficient cash flow from operating activities to repay our debt and provide working capital.

         In addition, we must redeem our preferred stock at a cost of $1,000 per share (plus accrued and unpaid dividends) on the earliest of (1) _______ __, 2010, (2) upon a change of control of our class A common stock or class B common stock, and (3) upon a public offering by us subsequent to this offering of $10,000,000 or more. In addition, upon the sale of 25% or more of the POPs served by our licenses, we must redeem that proportion of our preferred stock that corresponds to the proportion of the number of persons covered by the sale compared to the total persons covered by our five initial WCS licenses.

We have not yet decided how best to utilize our WCS licenses, and there exist inherent risks if we choose to sell, joint venture or otherwise build out our licenses.

         We have not yet determined what to do with our WCS licenses. If we decide to sell our WCS licenses, there are various FCC restrictions that may be applicable. In addition, if a license is sold for cash, we may need to redeem a corresponding proportion of our preferred stock.

         Many of the risks relating to the development of WCS licenses may also apply if we decide to joint venture our WCS licenses. In addition, other joint venturers or purchasers may already operate wireless telephone or other telecommunications operations or have greater background and experience in developing wireless telephony and possess greater organizational, management and/or financial resources. If we decide to joint venture our WCS licenses or sell our licenses other than for cash, we may be at risk with respect to the other operations of the joint venturer or purchaser.

         If we decide to develop our WCS licenses, we would have to develop and implement a business plan, which would require attracting and retaining qualified individuals as managers and employees and developing a business infrastructure. The FCC has proposed that WCS providers be permitted to offer a broad range of fixed mobile radio location and satellite broadcast services. The spectrum is considered most adaptable for fixed wireless, wireless local-loop access and wireless Internet connectivity, although we do not believe that any equipment has been widely commercialized for these applications. We cannot assure you as to the timing and extent of revenues and expenses, or our ability to successfully manage all the tasks associated with developing and maintaining a successful enterprise. Any failure by management to guide and control growth effectively, which includes implementing adequate systems, procedures and controls in a timely manner, could have a material adverse effect on our business, financial condition and results of operations. In addition, we will incur significant operating losses and generate negative cash flow from operating activities during the next several years if we seek to develop and construct our WCS networks and build a customer base. These losses and negative cash flows could be substantial and increase during the initial years of the build-out and operation of our WCS networks. We cannot assure you that we can successfully launch our services, or that we will achieve or sustain profitability or positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our debt service or working capital requirements and, consequently, the class A common stock may have little or no value.

         Should we determine to develop or joint venture our WCS licenses, we will likely rely significantly upon third parties to provide equipment and services to distribute our products and services and to provide functions such as customer billing. We cannot assure you that such third parties will provide acceptable equipment and services on a timely basis. Furthermore, it will take substantial funds to complete the buildout of our WCS network and to market and distribute our WCS products and services.

The technology we choose may become obsolete, which would adversely affect our ability to be competitive and may result in increased costs to adopt a new technology.

         The wireless telecommunications industry is experiencing significant technological changes:

         o the increasing pace of digital installations in existing analog cellular systems,

         o evolving industry standards, ongoing improvements in the capacity and quality of digital technology,

         o shorter development cycles for new products and enhancements, and

         o        changes in consumer requirements and preferences.

         If we build out our licenses, alternative technological and service advancements could materialize in the future and prove viable, which could render the technology employed by us obsolete and, as a result, could have a material adverse effect on our business and operating results. To remain competitive, we must develop or gain access to new technologies in order to increase product performance and functionality and to increase cost-effectiveness.

The limited capacity and spectrum range of our licenses may put us at a disadvantage.

         Each of our A- (2305-2310 MHz paired with 2350-2355 MHz) and B- (2310-2315 MHz paired with 2355-2360 MHz) Block WCS licenses has only 10 MHz of spectrum. While we believe that 10 MHz of spectrum can be used to offer many types of robust services, other types of mobile and fixed wireless providers have significantly larger spectrum licenses with which to offer service. For example, cellular providers provide service using 25 MHz licenses, many personal communications service, or PCS, providers use 30 MHz licenses, and 39 GHz licensees use 100 MHz licenses. To the extent our licenses may be used for fixed wireless broadband services and connectivity, we may also be competing against terrestrial wireline providers, which include telephone companies and cable companies, with vast amounts of capacity. Therefore, our licenses have less capacity with which to provide service relative to many of our potential competitors. This may eventually limit growth opportunities as demand increases in the future. Our potential lenders may also require that we arrange for additional spectrum to supplement our 10 MHz licenses. As a result, we may either initially, or at a later time, have to joint venture or make other arrangements with holders of additional spectrum in order to provide the amount or breadth of service to be or remain competitive. We cannot assure you that we will be able to enter into these arrangements on favorable terms or at all.

If we decide to develop our WCS network, our success will depend on our ability to implement our plans, as well as our ability to meet regulatory requirements.

         If we develop the WCS licenses, the construction and implementation of our WCS networks would involve a high degree of risk. Our future operating results over both the short and long term would be affected by:

         o     the significant cost of building a WCS network,

         o the cost and availability of WCS infrastructure and subscriber equipment,

         o     network design, construction and integration of our hardware,

         o     possible delays in introducing our services,

         o     fluctuating market demand and prices for our services,

         o     pricing strategies for competitive services,

         o     new offerings of competitive services,

         o     changes in federal, state and local legislation and regulations,

         o the potential allocation by the FCC of additional WCS licenses or other wireless licenses in our markets,

         o     technological changes, and

         o     general economic conditions.

         In addition, each of our WCS licenses is subject to a FCC requirement that we construct WCS networks that provide substantial service to their service area within 10 years. For a WCS licensee who offers fixed, point-to-point services, substantial service constitutes the construction of four permanent links per one million people in its licensed service area. For a WCS licensee who offers mobile services, substantial service is demonstrated by the licensee covering a minimum of 20 percent of the population of its licensed service area. We cannot assure you that this required coverage will be achieved in accordance with FCC requirements, and failure to comply with these requirements in any market could cause revocation of our WCS licenses or the imposition of fines or other sanctions by the FCC.

Our construction and operation of radio facilities could be affected by or could interfere with non-U.S. broadcasts on the same frequencies.

         Our FCC authorization to construct and operate radio transmitting facilities is subject to the requirement that we coordinate our base station transmitters to eliminate any harmful interference to operations in adjacent foreign territories, which in the case of our WCS licenses are Canada and Mexico, and to ensure equal access to the frequencies by both countries.

         Mexico has indicated its desire to establish a new satellite digital audio radio service, known as DARS, that would operate in the spectrum used by WCS licensees and the United States and Mexico have agreed to Mexico's use of the 2310-2360 MHz band to provide DARS, both via satellite stations and terrestrial repeaters, and to provide other terrestrial services.

         Although Mexico initially proposed that its digital audio radio services system would need to use most of the spectrum within the 2310-2320 and 2345-2360 MHz bands, which is licensed in the United States for WCS, the FCC has reached an understanding with Mexico whereby use of these bands would be limited to only six megahertz. A portion of the total spectrum for the Mexican DARS system(s) would consist of two 3-megahertz blocks at 2317-2320 MHz and 2350-2353 MHz. DARS transmissions would be offered from two Mexican satellites. In addition, Mexico may decide to place terrestrial repeaters in these two frequency blocks. The Mexican DARS usage of the two 3- megahertz blocks could thus affect U.S. WCS operations, especially in areas near the U.S. - Mexican border.

We face competition from other technologies as well as WCS providers with greater access to capital, financial, technical, marketing, sales and distribution resources and significantly more experience than us in providing wireless services.

         WCS is a new technology and service and, as a result, the level and timing of development of a customer base for WCS applications, on which our future revenues depend significantly, is uncertain. In the development of the WCS market, we will be competing with more established wireless industry competitors. These competitors may include mobile wireless providers, including cellular, PCS and SMR providers, as well as fixed wireless broadband providers using 39 GHz, 24 GHz, LMDS or other frequencies, and other emerging wireless technologies, existing and future. To the extent we offer broadband services, we will also compete with wireline telephone, cable and digital subscriber line, known as DSL, companies. Many of our WCS competitors have substantially greater access to capital than us, substantially greater financial, technical, marketing, sales and distribution resources than ours, and significantly more experience than us in providing wireless and broadband services. Additionally, continuing technological advances in telecommunications, the availability of more spectrum and FCC policies that encourage the development of new spectrum-based technologies make it impossible to accurately predict the extent of future competition.

If we develop our WCS licenses, third-party fraud will likely cause us to incur increased operating costs.

         As do most companies in the wireless industry, we will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud if we choose to build up or develop our licenses. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

Our licenses offer limited territorial coverage and scope of services.

         If we were to develop our WCS licenses, the territory served by our licenses and the scope of services we would be able to provide would be relatively limited. We would need to enter into joint ventures or other affiliation arrangements with other service providers to give our customers a broader area of signal coverage, as well as a broader range of wireless services, and would require those other providers to have compatible technology. We may be unable to enter into such joint ventures or other arrangements on favorable terms or at all, which would have a material adverse affect on our ability to develop our licenses.

If we develop our WCS licenses, our ability to hire an effective management team will have a large impact on our ability to manage our operations.

         If  we  develop  our  WCS  licenses,   such  development   would  place
substantial demands on executive resources. We have no employees, and our directors and officers only provide a limited amount of time to our affairs. If we are to develop the licenses, we will need to hire a significant number of employees. We cannot assure you that such employees will be able to effectively manage the development of our operations and facilities, fully exploit our wireless communications assets. Any inability to manage growth could have a material adverse effect on our business, results of operations and financial condition.

We are limited in our ability to gain vendor support for a device that will operate on the WCS frequency.

         Equipment that uses WCS spectrum has not been widely developed commercially. We would need to locate vendors willing to invest in the development of WCS hardware before we can successfully use our WCS licenses. Vendors may be unwilling to invest in an undeveloped and uncertain hardware market and devices that can use WCS frequencies may never be developed.

We are subject to substantial government regulation.

         The spectrum licensing, construction, operation, sale and interconnection arrangements of our wireless communications networks, among other activities, are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. We cannot assure you that any of these governmental bodies having jurisdiction over us will not adopt or change regulations or take other actions that would materially adversely affect our business, financial condition or results of operations.

         The regulation of the wireless industry is subject to constant change. New rules and regulations may be adopted pursuant to the Communications Act of 1934, as amended. The Telecommunications Act of 1996 provided for significant deregulation of the U.S. telecommunications industry and such legislation remains subject to judicial review and additional FCC rulemaking. As a result, we cannot predict the effect that the legislation and any FCC rulemaking may have on our future operations. We must comply with all applicable regulations to preserve our licenses, and eventually, to conduct our business. Modifications of our business plans or operations to comply with changing regulations or action taken by regulatory authorities could increase our costs of providing service and adversely affect our financial condition. We anticipate FCC regulation or Congressional action that will license additional existing spectrum or create additional spectrum allocations that may also have the effect of adding new entrants to the wireless marketplace.

         The FCC has the right to revoke licenses at any time for cause, including for failure to comply with the terms of the licenses, failure to continue to qualify for the licenses, malfeasance or other misconduct. In addition, at the end of a ten-year license term, we will have to apply to the FCC for renewal of our licenses, and we cannot assure you that the licenses will be renewed.

Our licenses may be revoked under certain circumstances, and the loss of any FCC licenses could adversely affect our business and our ability to provide WCS service in certain markets.

         Our principal assets are WCS licenses issued by the FCC. The FCC has imposed certain requirements on its licensees, including WCS operators. For example, WCS licenses may be revoked by the FCC at any time for cause, including failure to comply with the terms of the licenses, a violation of FCC regulations, failure to continue to qualify for the licenses, malfeasance or other misconduct. The loss of any license, or an action that threatens the loss of any license, would have a material adverse effect on our business and our operating results.

         When the FCC assigned spectrum licenses by public auction for WCS it allowed for small business applicants to receive bidding credits in the auction. A small business bidder with average gross revenue of not more than $40 million received a 25 percent discount, and a very small business bidder with average gross annual revenues of not more than $15 million received a 35 percent discount on its winning bid for WCS licenses.

         We qualified as a very small business under FCC rules governing the WCS auction, and intend to diligently maintain our qualification as a very small business. We have structured our class A common stock and class B common stock in a manner intended to ensure compliance with the applicable FCC rules. However, we cannot assure you that our investors or we will continue to satisfy these requirements during the term of any WCS license or that we will be able to successfully implement divestiture or other mechanisms included in our certificate of incorporation which are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject us to serious penalties, including fines, unjust enrichment penalties or revocation of our WCS licenses.

         All WCS licenses are subject to the FCC's buildout requirements. If there are delays in implementing our network buildout, the FCC could reassess our authorized service area or, in extreme cases, it may revoke our licenses or impose fines.

Our initial investors have interests in other wireless companies, and conflicts of interest may arise from these investments and from other directorships held by our directors.

         Our initial investors have significant investments in wireless communications services companies other than us. Our interests may conflict with the interests of these companies and any conflicts may not be resolved in our favor.

         In addition, Rivgam Communicators, LLC and its affiliated companies have acquired wireless licenses in various markets. These relationships may result in conflicts of interest between us and Rivgam Communicators, LLC, and its affiliated companies, and these conflicts may not be resolved in our favor.

There are potential health and safety risks involved with wireless handsets.

         Media reports have suggested that, and studies are currently being undertaken to determine whether, radio frequency emissions from wireless handsets may be linked to various health risks, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Although management does not believe RF emissions raise health concerns, the actual or perceived risks concerning RF emissions may have the effect of discouraging the use of wireless handsets, reducing subscriber growth rate, reducing the availability of financing, or exposing us to potential litigation which could have an adverse effect on our financial condition and results of operations. Concerns about radiofrequency emissions may affect our ability to obtain licenses from government entities necessary to construct microwave sites in certain locations.

         In addition, the FCC requires that certain transmitters, facilities, operations, and mobile and portable transmitting devices that may be used in connection with WCS handsets meet specific radiofrequency emission standards. Compliance with any new restrictions could materially increase our costs.

         Separately, measures that would require hands free use of mobile phones while operating motor vehicles have been proposed or are being considered in legislatures in Connecticut, Hawaii, Illinois, Maryland, New York and Ohio, among other states. We cannot predict the success of the proposed laws concerning hands free car phone use or the effect on usage of mobile phones as a result of the publicity surrounding the consideration or passage or such laws. In addition, more restrictive measures or measures aimed at wireless services companies as opposed to users may be proposed or passed in state legislatures in the future. The proliferation of such legislation could materially adversely affect us by requiring us to modify our operations or business plans in response to such restrictions.

Other Risks Relating to Bal/Rivgam

A limited number of stockholders control us, and their interests may be different than yours.

         After this offering, executive officers, directors and holders of 5% or more of the outstanding class A common stock will, in the aggregate, beneficially own approximately 66.6% of our outstanding class A common stock. In addition, Mr. Balitsos will continue to control at least 77% of our total voting power after the offering through his ownership of the voting class B common stock and, as a result of their stock ownership, this stockholder and our management will have the ability to control our future operations and strategy. They will also be able to effect or prevent a sale or merger or other change of control of us. In addition, by virtue of his ownership of the voting class B common stock, Mr. Balitsos can control the outcome of any matter that requires a vote of a majority of the common stock and can prevent the approval of any matter that requires a supermajority vote of the common stock.

         In addition, the interests of our initial investors and other existing stockholders regarding any proposed merger or sale may differ from the interests of our new public stockholders, especially if the consideration to be paid for the class A common stock is less than the price paid by public stockholders in this offering.

We depend on key directors and officers because we have no employees.

         We have no employees. Accordingly, our future performance depends in substantial part upon the continued contributions of our key directors and officers. The loss of the services of these directors and/or officers, who have no obligation to continue as such, could have a material adverse effect upon our business, results or operations and financial condition. We believe there is and will continue to be intense competition of personnel with experience in the wireless industry as the emerging WCS market develops. There can be no assurance that we can attract, assimilate or retain other highly qualified personnel in the future.

A substantial number of our shares is eligible for future sale.

         The market price of our shares could drop as a result of sales of substantial amounts of our shares in the public market following this offering or the perception that such sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of stock.

         The shares that we are offering will be freely tradable without restriction except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act.

You will experience immediate dilution of your investment.

         Purchasers of our class A common stock will incur an immediate and substantial dilution of approximately ___% of their investment in the common stock because the pro forma net tangible book value of our class A common stock after this offering will be approximately $__________ per share as compared with the initial public offering price of $___________ per share of class A common stock.

We have provisions in our charter that make it difficult for a change of control in the company to occur.

         Pursuant to our certificate of incorporation, we have an authorized class of 5,000 shares of preferred stock which may be issued by the board of directors on such terms and with rights, preferences and designations, including, without limitation, restricting dividends on the common stock, dilution of the voting power of the common stock and impairing the liquidation rights of the holders of common stock, as the board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the company. In addition, "anti-takeover" provisions of the Delaware General Corporation Law may restrict the ability of the stockholders to authorize a merger, business combination or change of control of the company.

We  indemnify   our  directors   against   liability  to  the  company  and  our
stockholders.

         Our certificate of incorporation provides that a director of the company shall not be personally liable to the company or our stockholders for monetary damages for breach of fiduciary duty as a director, except as prescribed by Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the company against a director. In addition, our by-laws and indemnification agreements to be entered into with our directors and officers will provide for mandatory indemnification to the fullest extent permitted by Delaware law.

We did not have a trading market for our common stock until now, and we cannot be sure that our stock price will be stable.

         There has been no prior market for the class A common stock and there can be no assurance that a public market for the class A common stock will develop or be sustained after the offering. We intend to apply to have our class A common stock listed on the Nasdaq SmallCap Market. Under Nasdaq rules, in order for the company to remain eligible for listing on the Nasdaq SmallCap Market, (i) our common stock must have a minimum bid price of $1.00, (ii) we must have minimum tangible net assets of $2,000,000 or a market capitalization of $35,000,000 or net income of $500,000 in two of the three prior years, (iii) we must have a public float of at least 500,000 shares with a market value of at least $1,000,000 and our common stock must have at least two market makers and be held of record by at least 300 stockholders.

         While we expect to satisfy the Nasdaq SmallCap Market listing and maintenance standards upon completion of the offering, the failure to meet the maintenance criteria in the future may result in our common stock no longer being eligible for quotation on Nasdaq. Trading, if any, of our common stock would thereafter be conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock.

         In the event we do not qualify for Nasdaq listing or qualify for listing and subsequently are delisted from Nasdaq, the common stock may be regulated as a penny stock. SEC regulations require additional disclosure relating to the market for penny stocks. These regulations generally define a penny stock to be an equity security not listed on Nasdaq or a national securities exchange that has a market price of less than $5.00 per share. A disclosure schedule explaining the penny stock market and the risks associated therewith is required to be delivered to a purchaser and various sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which generally consist of institutions. In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If our securities become subject to the regulations applicable to penny stock, the market liquidity for our securities could be severely affected. In this event, the regulations on penny stocks could limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market. In the absence of an active trading market, you may experience substantial difficulty in selling your securities.

         The public offering price of the common stock being offered by this prospectus was established by negotiation between us and _______, who served as a qualified independent underwriter in this offering, and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the common stock may experience substantial difficulty in selling their securities. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, general conditions in the computer software industry and other factors. In addition, the stock market is subject to price and volume fluctuation that affect the market prices for companies and that are often unrelated to operating performance.

We have never paid and do not intend to pay dividends.

         We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of dividends.

                                 USE OF PROCEEDS

         The net proceeds to be received by the company from the sale of the shares of class A common stock in the offering are expected to be approximately $___ million. We intend to use the net proceeds from the offering for working capital and general corporate purposes until we determine whether to develop our licenses, joint venture them or sell all or a portion of them. Pending such uses, the net proceeds of this offering will be invested in United States government securities, bank certificates of deposit, money market funds and other interest-bearing instruments and in corporate securities.

                                 DIVIDEND POLICY

         We have not declared any cash dividend on our class A common stock since inception. We do not anticipate that we will pay cash dividends in the foreseeable future. We currently plan to retain any earnings to provide for our development and growth.

                         DETERMINATION OF OFFERING PRICE

         Under NASD rules we are an affiliate of Gabelli & Company, Inc., an NASD member. Therefore, this offering is being made in conformity with certain applicable provisions of Rule 2720 of the NASD. The initial public offering price of the shares of class A common stock may not be higher than as recommended by an independent investment banking firm that qualifies as a "qualified independent underwriter" and "which shall also participate in the preparation of the registration statement and prospectus . . . and which shall exercise the usual standards of due diligence." ____________ is acting as a "qualified independent underwriter" and will be paid a fee of $_____ in consideration for its services and expenses.

         The price of the shares of class A common stock offered hereby has been determined by negotiations between the company and the qualified independent underwriter while taking into consideration anticipated book values and use of proceeds and without any relation to the company's assets, historical operating income or trading price (there being no operating income or trading market for our securities before this offering) or other generally accepted criteria of value. Consideration has also been given to valuations made in offerings of other companies with a similar business plan.

         Under Rule 2720 of the NASD, _________________, a member of the NASD, is required, in acting as a "qualified independent underwriter," to undertake to the NASD the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. We will indemnify ___________ against such liabilities, if any, to the extent permitted by law.

         The offering price set forth on the cover page of this prospectus should not be considered an indication of the actual value of our class A common stock. After completion of this offering, such price will vary as a result of market conditions and other factors.

                                    DILUTION



         At March 31, 2000, we had a deficit in net tangible book value of $1,857,359, or $0.19 per share. The deficit in net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the 2,000,000 shares of class A common stock and after deducting the estimated offering expenses, our deficit in pro forma net tangible book value as of March 31, 2000 would have been approximately $______________, or $____ per share, representing an immediate and substantial dilution of $____ per share in respect of shares of class A common stock purchased in this offering. The following table illustrates this per share dilution:


Assumed initial public offering price per share............................
  Pro forma deficit in net tangible book value per
      share before offering................................................
  Increase per share attributable to offering..............................
Pro forma net tangible book value
  per share after offering.................................................
Dilution per share to new investors(1).....................................



(1) Dilution is determined by subtracting the deficit in pro forma net tangible book value per share from the offering price paid by an investor for a share of class A common stock in the offering.

         The  following  table   summarizes,   on  a  pro  forma  basis,  as  of
_______________, after giving effect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing the shares offered hereby (before deducting underwriting discounts and commissions and estimated offering expenses payable by us):

                                                                                                        Average
                                          Shares Purchased               Total Consideration           Price per
                                     --------------------------     -----------------------------
                                        Number         Percent          Amount           Percent         Share
                                     ------------      --------     ---------------      --------    -------------
Existing stockholders..........
New investors..................
                                     ------------      --------     ---------------      --------
         Total.................                           100.0%                            100.0%
                                     ============      ========     ===============      ========

                                 CAPITALIZATION

         The following table sets forth the pro forma capitalization of the company effective (i) as of March 31, 2000; (ii) pro forma to give effect to the conversion of the company from a limited liability company to a corporation and the conversion of indebtedness and profit participations into redeemable preferred stock; and (iii) pro forma as adjusted to give effect to the consummation of the offering at an assumed initial public offering price of $____ per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                                                                             March 31, 2000
                                                    -------------------------------------------------------------------
                                                                                                             Pro Forma,
                                                             Actual                Pro Forma                As Adjusted
                                                             ------                ---------                -----------

Redeemable Preferred Stock(1)                             $         -              $ 507,359                $   507,359
                                                          -----------              ---------                -----------
Members' capital                                              $49,900                      _                          _
Class A Common Stock(2)                                             _                    399                        599
Class B Common Stock(2)                                             _                    401                        401
Class C Common Stock(2)                                             _                    200                        200
Additional Paid in Capital                                          _              1,398,900
Cumulative Losses                                          (1,254,654)            (1,254,654)                (1,254,654)
                                                           ----------             ----------                -----------
Total Members' Capital/Shareholders' Deficit              $(1,204,754)             $ 145,246                $
                                                          ===========              =========                ===========

(1)      See "Description of Capital Stock - Preferred Stock"

(2)      See "Description of Capital Stock - Common Stock"

                         SELECTED FINANCIAL INFORMATION

         The following table sets forth the Company's selected historical financial data as of December 31, 1999, for the years ended December 31, 1998 and December 31, 1999, the three months ended March 31, 1999 and 2000 and the period from March 25, 1997 (inception) to December 31, 1999. The selected financial data as of December 31, 1999, for the years ended December 31, 1998 and December 31, 1999 and for the period March 25, 1997 (inception) through December 31, 1999 are derived from the financial statements of the company which have been audited by Anchin, Block & Anchin LLP. The selected financial data for the three months ended March 31, 1999 and 2000 and for the period March 25, 1997 (inception) through March 31, 2000, and the balance sheet data at March 31, 2000 are unaudited and are derived from the company's unaudited quarterly financial statements. In the opinion of management, the three month financial data reflect all of the adjustments necessary for a fair presentation of such data. The results of operations for the first three months of fiscal 1999 are not necessarily indicative of the results to be expected for the full year. The following financial information should be read in conjunction with the Financial Statements and related notes thereto appearing elsewhere in this prospectus.

                                                                                                                      March 25,
                                        Three Months Ended              Twelve Months Ended     March 25, 1997          1997
                                             March 31,                       December 31,        (Inception) to     (Inception) to
                                        --------------------            --------------------     December 31,         March 31,
                                        1999            2000            1998            1999          1999              2000
                                       ------           ----            ----            ----          ----              ----
                                             (unaudited)                                                             (unaudited)

Operations Data:
Interest  income             $              -     $         -     $         -      $         -   $      2,019   $        2,019
Interest expense                      (36,111)        (42,236)       (125,136)        (144,956)      (500,148)        (542,384)
Commitment fees                       (40,135)        (40,135)       (160,540)        (160,540)      (656,717)        (696,852)
Other expenses                              -               -          (6,364)          (4,000)       (17,437)         (17,437)
                             ----------------    ------------     ------------     -----------   ------------   --------------
          Net loss           $        (76,246)   $    (82,371)    $  (292,040)     $  (309,496)  $(1,172,283)   $  (1,254,654)
                             =================   =============    ============     ===========   ============   ==============
Net loss allocated to:
     Managing member         $           (762)  $        (824)    $    (6,045)     $    (5,059)      (19,293)   $     (20,116)
                             ================   =============     ============     ===========   ============   ==============
Rivgam Communicators,
       L.L.C.                $        (75,484)  $     (81,547)    $  (285,995)     $  (304,437)  $(1,152,990)   $  (1,234,538)
                            =================   ==============    ============     ===========   ============   ==============

                                                                 December 31,              March 31,
                                                                 ------------              ---------
                                                            1998             1999            2000
                                                            ----             ----            ----
                                                                                          (unaudited)
Balance Sheet Data:
WCS licenses                                               $   652,605      $   652,605     $   652,605
                                                           -----------      -----------     -----------
Total assets                                               $   652,605      $   652,605     $   652,605
                                                           ===========      ===========     ===========

Current liabilities:
 Accounts payable and accrued expenses                     $   685,606      $   989,102     $ 1,071,473
 Loans from Rivgam                                             779,886          785,886         785,886
                                                        --------------    -------------   -------------
Total current liabilities                                  $ 1,465,492      $ 1,774,988     $ 1,857,359
                                                        ==============    =============     ===========


                                                                December 31,               March 31,
                                                                ------------               ---------
                                                            1998             1999            2000
                                                            ----             ----            ----
Equity Data:
Members' contributions                                      $   49,900     $     49,900    $     49,900
Class A common stock                                                 -                -               -
Class B common stock                                                 -                -               -
Class C common stock                                                 -                -               -
Additional paid in capital                                           -                -               -
Deficit accumulated during development stage                  (862,787)      (1,172,283)     (1,254,654)
                                                             ---------       ----------      ----------
Total equity                                                $ (812,887)     $(1,122,383)    $(1,204,754)
                                                              ========       ==========      ==========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

         The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Overview

         We were formed as a limited liability company in March 1997 to participate in the FCC's auction of WCS Licenses in April 1997 as a designated entity and very small business, as defined by the FCC. In August 2000, we converted into a "C" corporation. We are a development stage company with no significant results of operations to date. We hold five 10 MHz WCS licenses, to serve a population of approximately 42 million, three in Block A (with 2305-2310 MHz paired with 2350-2355 MHz) and two in Block B with 2310-2315 MHz paired with 2355-2360 MHz. Our Block A licenses serve the FCC-designated major economic areas, known as MEAs, designated as Los Angeles and San Diego, California, Minneapolis and St. Paul, Minnesota, and Milwaukee, Wisconsin, and our Block B licenses serve the MEAs designated as Boston, Massachusetts and Phoenix, Arizona. The total cost of these licenses was approximately $653,000, after a 35 percent bidding credit granted by the FCC to very small businesses with revenues of not more than $15 million.

         We believe that our WCS licenses have substantial potential. However, we have not yet adopted a business plan or determined how to finance our operations because of uncertainties relating to WCS, which makes evaluation difficult, including without limitation the newness of WCS, financing, affiliation and technology issues. Therefore, we have not yet determined whether to develop our WCS licenses on our own, joint venture our licenses with other WCS wireless telephone licenses holders or operators or others, or sell some or all of our licenses. We expect to continually evaluate these factors and to adopt a plan or plans once the financing, regulatory and market aspects of WCS are less uncertain. Our principal expense to date has been interest, including commitment fees, plus minor administrative expenses.

Results of Operations

Interest Expense

         For the period from March 25, 1997 (inception) to December 31, 1999, the years ended December 31, 1998 and 1999, and the three months ended March 25, 1999 and 2000, interest expense consisted of amounts accrued on the indebtedness of the Company to Rivgam Communicators, LLC used to acquire certain WCS licenses.

Net Loss

         The net loss for all periods from March 25, 1997 (inception) through March 31, 2000, resulted primarily from interest charges and commitment fees related to its loan from Rivgam Communicators.

Liquidity and Capital Resources

         The principal amount of indebtedness at December 31, 1998 and 1999, and March 31, 2000 was $779,886, $785,886 and $785,886, excluding accrued interest and commitment fees, compared to accumulated deficits of $(862,787), $(1,172,283) and $(1,254,654), respectively. During such periods the Company had no revenues or operating profit and cannot predict when it may have any revenues or operating profits. A portion of the indebtedness (including accrued interest and commitment fees) of the Company to Rivgam Communicators ($1,857,359 at March 31, 2000) is expected to be converted into a like principal amount of redeemable Preferred Stock, with a dividend payable in additional Preferred Stock. The Company is also expected to convert certain profit participation interests, held by a member and an affiliated company, into members' capital and the remaining into like amounts of Redeemable

Preferred Stock. The Company is required by the FCC to develop and build out a portion of these licenses within ten years from the date of acquisition (July
1997). Unless we sell our WCS licenses or joint venture our WCS licenses with an entity that has the capacity to provide substantial funds, we will need to raise substantial additional capital to build out our WCS licenses. There can be no assurance the Company will be able to raise the necessary capital to complete its obligation to build out these licenses (see "Risk Factors").

                                   THE COMPANY


         We hold five 10 megahertz A-and B- Block WCS licenses, which have the potential to serve a population of approximately 42 million.

                                                                                            Cost (after 35%
   Block     Area                                Population              Gross Cost         Bidding Credit)
   -----     ----                                ----------              ----------         ---------------
A            Los Angeles - San Diego, CA          19,333,536             $686,001                $445,900
B            Boston, MA                            8,672,944             $217,000                $141,050
A            Minneapolis-St. Paul, MN              6,018,051             $      1                $      1
A            Milwaukee, WI                         4,634,011             $      1                $      1
B            Phoenix, AZ                           3,458,935             $101,000                $ 65,653

         The aggregate number of persons located in each area covered by one of our WCS licenses is commonly referred to as a "POP." The total cost of these licenses was approximately $653,000, after a 35% bidding credit provided by the Federal Communications Commission.

         We believe that there are significant growth opportunities in the wireless telecommunications industry and that our WCS licenses have substantial potential. According to the Cellular Telecommunications Industry Association, there were 86 million wireless telephone subscribers in the United States as of December 31, 1999. We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by wireless providers. We also believe that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

         We have not yet adopted a business plan or determined how to finance our operations, due in part to uncertainties relating to WCS, which makes evaluation difficult, including the newness of WCS, financing, affiliation and technology issues. We have not yet determined whether to develop our WCS licenses on our own, joint venture our licenses with other WCS or wireless telephone licenses holders or operators or others, or sell some or all of our licenses. We expect to continually review these factors and to adopt a plan once the financing, regulatory and market aspects of WCS are less uncertain.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

Growing Demand for Wireless Services

         Demand for wireless communications has grown rapidly over the past decade and has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular technology services and are now entering the next generation of development with the evolution of wireless communication technology. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offerings and enhanced features.

         International Data Corporation projects that users accessing the web through handheld devices will increase from 7.4 million in 1999 to 61.5 million by 2003. Forrester Research projects that the total domestic market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002. Bal/Rivgam believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity and convenience. Bal/Rivgam also believes that the rapid growth of notebook computers and personal digital assistants and new wireless devices and appliances, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

Industry Overview

         General. Wireless communications networks use a variety of radio frequencies to transmit voice and data signals. Wireless communications technologies include one-way radio applications, such as paging or beeper services, and two-way mobile radio applications, including cellular telephone, SMR networks, PCS services and fixed wireless services, including emerging WCS, LMDS, DEMs, 39 GHz and other wireless services. Each application operates on a distinct portion of radio frequency spectrum.

         Wireless Communications Service. The Wireless Communications Service was created by the FCC in 1997, and is intended to be used by licensees to provide a vast array of fixed, mobile, radiolocation of satellite services to individuals and businesses within assigned spectrum block and geographical areas. Although there as yet is no equipment commercially deployed in these bands, it is expected that WCS spectrum may be used to provide a variety of fixed terrestrial services using new communications devices that will utilize very small, lightweight, multi-function portable phones and advanced devices with two-way data capabilities.

Industry Outlook

         Industry sources expect the wireless telecommunications market in general to grow at a rapid rate in the United States. International Data Corporation projects that users accessing the web through handheld devices will increase from 7.4 million in 1999 to 61.5 million by 2003. Forester Research projects that the total domestic market for data networking services and Internet access will grow from $6.12 billion in 1997 to approximately $49.7 billion by 2002. We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by wireless providers. We also believe that the rapid growth of notebook computers and personal digital assistants, and new wireless devices and appliances combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

Competition

         The wireless communications market in the United States is highly competitive. Wireless services providers are already exploiting existing wireless technology and have established and continue to augment wireless telecommunications networks. Many wireless providers have substantially greater access to capital, substantially greater financial, technical, marketing, sales and distribution sources and significantly more experience than we do in providing wireless services.

         The FCC's general policy in recent years has been to promote flexible use of the radio spectrum, which has resulted in rules authorizing a number of additional spectrum-based services that may offer competitive wireless mobile and fixed services. For example, among other actions, the FCC has (i) authorized the use of the 37 and 39 GHz bands for the provision of fixed and mobile communications services; (ii) created rules and assigned licenses to permit WCS providers to provide a broad range of fixed, mobile, radio location and satellite broadcasting services; (iii) created rules and assigned licenses to permit LMDS providers to provide fixed and mobile broadband services; and authorized MMDS, or wireless cable, providers to use their spectrum to provide two-way broadband wireless services. The FCC is expected to continue making new spectrum available, and to allow for existing allocated spectrum to be developed, in a fashion that will continue to expand competition in the wireless marketplace. The FCC has also modified its rules to permit the partitioning and disaggregation of broadband PCS licenses into licenses to serve smaller service areas, and/or use smaller spectrum blocks.

         In addition, as a result of the enactment of the 1996 Act, regional energy utility companies are expected to enter the wireless and wireline telecommunications markets by leveraging their significant capital assets, brand-name value, existing customer base and infrastructure advantages in their geographical areas of operation. Similarly, the 1996 Act also eliminates barriers for cable television system operators to provide wireline local loop services over their existing wireline infrastructure.

         The  market  for  data  communications  and  Internet  access  is  also extremely competitive. In addition to wireless companies, existing telecommunications companies, cable companies, and new emerging providers compete to offer data and Internet services. There are no substantial barriers to entry, and we expect that competition will intensify in the future.

                      LEGISLATION AND GOVERNMENT REGULATION


         As a recipient of licenses acquired through the WCS Auction, our ownership structure and operations are and will be subject to substantial FCC regulation.


Overview

         FCC Authority. The Communications Act of 1934 grants the FCC the authority to regulate the licensing and operation of all non-federal government radio-based services in the United States. The scope of the FCC's authority includes (i) allocating radio frequencies, or spectrum, for specific services,
(ii) establishing qualifications for applicants seeking authority to operate such services, including WCS applicants, (iii) approving initial licenses, modifications thereto, license renewals, and the transfer or assignment of such licenses, (iv) promulgating and enforcing rules and policies that govern the operation of spectrum licensees, (v) the technical operation of wireless services, interconnection responsibilities between and among wireless services and landline carriers, and (vi) imposing fines and forfeitures for any violations of those rules and regulations. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and adjudicatory proceedings to determine and enforce rules and policies.

         Other FCC Requirements. The FCC had been conducting rulemakings to address interconnection issues among wireless carriers and between mobile wireless carriers and LECs. These proceedings were significantly affected by the 1996 Act and FCC rulemakings conducted pursuant to the 1996 Act. See "--1996 Act" and "--FCC Interconnection Proceedings."

         In addition, the Communications Assistance for Law Enforcement Act of 1994 requires all telecommunications carriers, including wireless carriers, as of June 30, 2000, to ensure that their equipment is capable of permitting the government, pursuant to a court order or other lawful authorization, to intercept any wire and electronic communications carried by the carried to or from its subscribers and to access certain cell-identifying information that is reasonably available to carriers. Although final standards have yet to be promulgated, compliance with the requirements of CALEA could impose significant additional direct and/or indirect costs on wireless carriers.

         Other Federal Regulations. Wireless networks are subject to certain Federal Aviation Administration and FCC guidelines regarding the location, lighting and construction of transmitter towers and antennas. In addition, the FCC has authority to enforce certain provisions of the National Environmental Policy Act as they would apply to Bal/Rivgam's facilities.

         Wireless  providers  also must  satisfy a variety  of FCC  requirements relating  to  technical  and  reporting  matters.  One such  requirement  is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters.

         State and Local Regulation. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers under FCC oversight, customer billing information and practices, billing disputes, other consumer protection matters, certain facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to making capacity available to third party carriers on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively. Municipalities and other local government agencies may require telecommunications services providers to obtain licenses or franchises regulating use of public rights of way necessary to install and operate their networks. While the powers of state and local governments to regulate wireless carriers are limited to some extent by federal law, we may have to devote substantial resources to comply with state and local requirements. In addition, under the Communications Act, state and local authorities maintain authority over the zoning of wireless antenna sites.

         Many of the regulations issued by federal, state and local regulatory bodies may change and are the subject of various judicial proceedings, legislative hearings and administrative proposals. We cannot predict what impact, if any, these proceedings or changes will have on our business or results of operations.

General WCS Regulations

         The WCS auction, held April 15 to April 25, 1997, awarded 128 licenses consisting of two licenses in frequency Blocks A and B in 52 MEAs authorizing service on 10 MHz of spectrum, and two licenses in frequency Blocks C and D in each of 12 regional economic area groupings at 5 MHz of spectrum, as follows:

         Frequency Block A:         2305-2310 MHz paired with 2350-2355 MHz
         Frequency Block B:         2310-2315 MHz paired with 2355-2360 MHz
         Frequency Block C:         2315-2320 MHz
         Frequency Block D:         2345-2350 MHz

         The rules for the Wireless Communication Services were promulgated under the provisions of the Communications Act of 1934, as amended, that vest authority in the Federal Communications Commission to regulate radio transmissions and to issue licenses for radio stations.

         WCS licensees are permitted to provide fixed, mobile, radio locations, or broadcast-satellite use consistent with the allocation table and associated international agreements concerning spectrum allocations. The spectrum is considered most adaptable for fixed wireless, wireless local-loop access and wireless Internet connectivity.

         Satellite digital audio radio service may be provided using 2310-2320 and 2345-2360 MHz bands. WCS authorizations for systems operating near the
Canadian and Mexican borders are subject to the condition that future coordination of base station transmitters is required to eliminate harmful interference to operations in the adjacent foreign territories and to ensure continued equal access to the frequencies by both countries. Satellite DARS operations in WCS spectrum are also subject to international satellite coordination procedures.

         Within ten years, WCS license holders must meet an FCC requirement of providing "substantial services" to subscribers. For a WCS licensee who offers fixed, point-to-point services, substantial service constitutes the construction of four permanent links per one million people in its licensed service area. For a WCS licensee who offers mobile service, substantial service is demonstrated by the licensee covering a minimum of 20 percent of the population of its licensed service area.

         Fixed, land and radiolocation land stations transmitting in the 2305-2320 MHz and 2345-2360 MHz bands are limited to 2000 watts peak equivalent isotropically radiated power. Mobile and radiolocation mobile stations are limited to 20 watts in these band ranges.

Structural Requirements

         When the FCC assigned WCS licenses at public auction, it allowed for small business applicants to be eligible for special bidding credits. A winning bidder that qualified as a small business was granted a 25 percent bidding credit to lower the cost of a winning bid. A small business is an entity that together with its affiliates and controlling principals has average annual gross revenue of not more than $40 million for the preceding three years. A winning bidder that qualified as a very small business was awarded a bidding credit of 35 percent. A very small business is defined as an entity that together with its affiliates and controlling principals has average annual gross revenue of not more than $15 million for the preceding three years.

         Unjust Enrichment. In the event a small business or a very small business that used a bidding credit transfer wants to control or assigns an authorization to an entity that does not qualify as a small business or makes a change in ownership that results in the licensee losing eligibility as a small business, the licensee must seek Commission approval. In addition, the licensee is required to reimburse the U.S. Government for the bidding credit plus interest on the rate for ten year U.S. Treasury obligations as of the date the licenses were granted. A transfer from a very small business to a small business within the first five years results in a forfeiture of 100 percent of the value of the difference between the higher (35%) and lower (25%) bidding credit. The forfeiture percentage decreases by 20 percent per year in years six to nine and there is no assessment in year ten. Interest on any forfeited amounts would be determined by the rate for ten year U.S. Treasury obligations as of the date the licenses were granted.

         Partitioning. WCS licensees may apply to partition or disaggregate their licensed spectrum any time following the grant of the licenses. The Commission will consider requests for assignment of licenses that propose both partitioning and disaggregation within the same proposal.

         Substantial Service. WCS licensees must make a showing of "substantial service" to their areas within ten years of being awarded the licenses.
"Substantial" service is defined as service that is sound, favorable and substantially above a level of mediocre service which just might warrant renewal. Failure of the licensee to provide substantial service will result in forfeiture of the license.

 Telecommunications Act of 1996

         On February 8, 1996, the President signed the Telecommunications Act of 1996, which effected a sweeping overhaul of the Communications Act of 1934. In particular, the 1996 Act substantially amended Title II of the Communications Act, which governs telecommunications common carriers. The policy underlying this legislative reform was the opening of the telephone exchange service markets to full competition. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to initiate rulemaking proceedings on local competition matters and to preempt all inconsistent state and local laws and regulations. The 1996 Act requires incumbent wireline LECs to open their networks to competition through interconnection and access to unbundled network elements and prohibits state and local barriers to the provision of interstate and intrastate telecommunications services.

         The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the 1996 Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

         Some specific provisions of the 1996 Act which are expected to affect wireless providers are summarized below:

         Expanded Interconnection Obligations: The 1996 Act establishes a general duty of all telecommunications carriers, to interconnect with other carriers, directly or indirectly. The 1996 Act also contains a detailed list of requirements with respect to the interconnection obligations of LECs. These "interconnect" obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

         LECs designated as "incumbents" (i.e., those providing landline local exchange telephone service at the time the 1996 Act was adopted) have additional obligations including: to negotiate in good faith; to interconnect on terms that are reasonable and non-discriminatory at any technically feasible point at cost-based rates (plus a reasonable profit); to provide non- discriminatory access to facilities and network elements on an unbundled basis; to offer for resale at wholesale rates any service that LECs provide on a retail basis; and to provide actual co-location of equipment necessary for interconnection or access.

         The 1996 Act established a framework for state commissions to mediate and arbitrate negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, policy guidelines for state commission decision making and federal preemption in the event a state commission fails to act.

         Review of Universal Service Requirements. The 1996 Act contemplates that interstate telecommunications providers, including CMRS providers, will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service. Telecommunications providers are to base their contributions on end user interstate and for certain programs intrastate end-user revenues.

         Prohibition Against Subsidized Telemessaging Services. The 1996 Act prohibits incumbent LECs from subsidizing telemessaging services (i.e., voice mail, voice storage/retrieval, live operator services and related ancillary services) from their telephone exchange service or exchange access and from discriminating in favor of its own telemessaging operations.

         Conditions on RBOC Provision of In-Region InterLATA Services. The 1996 Act generally requires that before engaging in landline long distance services in the states in which they provide landline local exchange service referred to as in-region interLATA services, the Regional Bell Operating Companies must (1) provide access and interconnection to one or more unaffiliated competing facilities-based providers of telephone exchange service, or after 10 months after enactment of the 1996 Act, no such provider requested such access and interconnection more than three months before the RBOCs has applied for authority and (2) demonstrate to the FCC its satisfaction of the 1996 Act's "competitive checklist."

         The specific interconnection requirements contained in the competitive checklist, which the RBOCs must offer on a non-discriminatory basis, include interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by the RBOCs; unbundled local loops, unbundled transport and unbundled switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

         RBOC Commercial Mobile Joint Marketing. The RBOCs are permitted to market jointly and sell wireless services in conjunction with telephone exchange service, exchange access, intraLATA and interLATA telecommunications and information services.

         Equal Access. The 1996 Act provides that wireless providers are not required to provide equal access to common carriers for toll services. The FCC is authorized to require unblocked access subject to certain conditions.

Foreign Ownership

         The FCC must determine that it is in the public interest for no more than 25% of the capital contribution of the parent of a WCS licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. The restrictions on foreign ownership could also adversely affect our ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. The FCC Form 600 we filed with the FCC after the completion of the A- and B-Block auction indicates that our foreign ownership does not exceed 25%. However, if our foreign ownership were to exceed 25% in the future, the FCC could revoke our WCS licenses. The restrictions on foreign ownership could adversely affect the ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities.

                                   MANAGEMENT


Executive Officers and Directors

         The following sets forth the name, business address, present principal occupation, employment and material occupations, positions, offices or employments for the past five years and ages as of March 31, 2000 for the executive officers and directors of Bal/Rivgam. Members of the board are elected and serve for one year terms or until their successors are duly elected and shall have qualified.

Name                      Age               Position(1)(3)
----                      ---               --------------

James T. Balitsos(2)       47     Class B Director, Chairman and Chief Executive
                                  Officer
Marie G. Balitsos(2)       45     Class B Director
Mario J. Gabelli           58     Class A Director
James E. McKee             37     Secretary


         (1) Under Bal/Rivgam's certificate of incorporation, collectively the class B directors have three votes and the class A directors collectively have two votes on all matters properly brought before the board of directors.
         (2)      James T. Balitsos and Marie Balitsos are husband and wife.
         (3) One of the two class A director positions and one of the three class B director positions are currently vacant


         James T. Balitsos, is an entrepreneur and investor. He is the owner and Chief Executive Officer of Diray Communication Corporation, a direct response media buying agency, which he co-founded in 1987. Prior to establishing Diray, Mr. Balitsos worked for 15 years for various direct marketing companies in television media. Mr. Balitsos is on the board of directors of the Electronic Media Marketing Association and is a member of the Electronic Retail
Association. Mr. Balitsos served as the managing member of Bal/Rivgam L.L.C. from March 1997 until its conversion into a "C" corporation in ___2000, at which time he became a director and Chairman and Chief Executive Officer of Bal/Rivgam Wireless, Inc., the successor corporation.

         Marie G. Balitsos, is Vice President and Secretary of Diray, which she co-founded in 1987. From 1973 to 1987, Ms. Balitsos was a promotions manager in the consumer products division of Richardson-Vicks, Inc. Upon the conversion of Bal/Rivgam L.L.C. into a "C" corporation in ____ 2000, Ms. Balitsos became a director of Bal/Rivgam Wireless, Inc., the successor corporation.

         Mario J. Gabelli, has served as Chairman, Chief Executive Officer, Chief Investment Officer and a director of Gabelli Group Capital Partners, Inc. and its predecessors since November 1976. In connection with those responsibilities, he serves as director or trustee and/or an officer of registered investment companies managed by the Company and its affiliates. Mr. Gabelli serves as Chairman of Lynch Corporation, a public company engaged in manufacturing; Chairman and Chief Executive Officer of Lynch Interactive Corporation, a public company engaged in multimedia and other services; and a director and member of the Office of the Chairman of Spinnaker Industries, Inc., a public company engaged in manufacturing. Mr. Gabelli also serves as a Governor of the American Stock Exchange; Overseer of Columbia University Graduate School of Business; Trustee of Fairfield University, Roger Williams University, Bruce Museum, Winston Churchill Foundation and E.I. Weigand Foundation; and Chairman, Patron's Committee of Immaculate Conception School. In addition, Mr. Gabelli is the Chairman of MJG Associates, Inc., which sets as a general partner or investment manager of various investment funds and other accounts. Upon the conversion of Bal/Rivgam L.L.C. into a "C" corporation in ____ 2000, Mr. Gabelli became a director of Bal/Rivgam Wireless, Inc., the successor corporation.

         James E. McKee, has served as Vice President, General Counsel and Secretary of Gabelli Group Capital Partners, Inc. or its predecessor since August 1995 and as Vice President, General Counsel and Secretary of GAMCO Investors, Inc. since December 1993. Mr. McKee also serves as Secretary of Group Capital's subsidiaries and most of the Gabelli Funds. Prior to joining the Company, he was with the Securities and Exchange Commission in New York as a Branch Chief from 1992 to 1993 and as a Staff Attorney from 1989 through 1992. Upon the conversion of Bal/Rivgam L.L.C. into a "C" corporation in ____, 2000, Mr. McKee became Secretary of Bal/Rivgam Wireless, Inc., the successor corporation

Compensation of Directors

         We are not compensating our directors at the present time, although we may do so in the future. We do indemnify directors pursuant to Delaware law and may reimburse them for certain out-of-pocket costs in connection with serving as directors.

Executive Compensation

         We  have  no   employees   and  have  paid  no  employee  or  executive
compensation, although we may do so in the future.

Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Certificate of Incorporation provides that our directors and officers shall be indemnified to the fullest extent of Delaware law.

         Delaware law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction which the director derives an improper personal benefit. Our Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by Delaware law. In addition, our Certificate of Incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The effect of this provision is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Our Certificate of Incorporation also provides that we shall, to the full extent permitted by Delaware law, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

         We have no directors and officers liability insurance at this time.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Rivgam Communicators LLC, a subsidiary of Gabelli Group Capital Partners, Inc., and James Balitsos organized the company as a Delaware limited liability company in March 1997 for the purpose of bidding for WCS licenses in the A- and B-Block Auction. Mr. Balitsos, the managing member, contributed $25,000 to the LLC for a 50.1% equity interest and Rivgam Communicators contributed $24,900 to the LLC for a 49.9% equity interest.

         On April 4, 1997, we entered into a loan agreement with Rivgam Communicators under which Rivgam Communicators agreed to loan us up to $12,150,l00 to purchase our WCS licenses. On May 7, 1997, we repaid $11,899,369 of the loan amount, which repayment amount equaled that portion of the original loan not required by us to pay for the down payment on our original five WCS licenses. Our repayment reduced Rivgam Communicators's commitment to make loans to the cost of the WCS licenses, net of any bidding credits and equity contributions to the limited liability company, plus $200,000, for a total commitment of approximately $803,000. The interest payable on outstanding borrowing was 15% per annum, compounded annually. The interest and principal were due and payable on April 4, 2002. In addition, we were obligated to pay Rivgam an annual commitment fee of 20% per annum on the total loan commitment amount of approximately $803,000 and a special fee equal to 15% of any net profits we realized. At March 31, 2000, there was $785,886, excluding accrued interest and commitment fees, outstanding under the loan agreement.

         Prior  to  the   reorganization,   Rivgam   Communicators   contributed
approximately $1,350,000 of its outstanding loan, including accrued interest and commitment fees, to Members' Capital.

         At the time of the reorganization, our remaining indebtedness to Rivgam Communicators under the loan agreement of approximately $_________ was converted into 618 shares of our preferred stock. Our obligation to pay Rivgam Communicators a portion of our net profits was terminated in exchange for the issuance to Rivgam of 1,500,000 shares of class C common stock and the obligation of Rivgam Communicators to make additional loans to us terminated.

         On March 25, 1997, we entered into an expense agreement with each of James Balitsos and Rivgam Communicators, pursuant to which all out of pocket expenses incurred by each in the organization of Bal/Rivgam L.L.C. and in connection with the license auction would be treated as a loan to us, up to a maximum of $5,000 by the Managing Member and additional expenses up to $75,000 were treated as supplemental loans by Rivgam Communicators. The interest payable on any such amount was 15% per annum, compounded annually, and was due, together with the principal, on April 4, 2002. The expense agreements with Mr. Balitsos and Rivgam Communicators were terminated on ______, 2000 in connection with the conversion of our existing indebtedness into preferred stock.

         On March 25, 1997, we entered into an agreement with Lynch PCS Corporation G, whereby Lynch agreed to provide consulting services relating to FCC auctions for WCS licenses in exchange for 5% of our net profits and reimbursement of related expenses. On _____, 2000, our obligation to pay Lynch such portion of our net profits was terminated in exchange for the issuance to Lynch of 500,000 shares of class C common stock.

         On February 1, 2000, we entered into a one year Finder's Agreement with Gabelli Group Capital Partners in which Gabelli Group Capital Partners agreed to act as a finder to help us realize the value of our WCS licenses. As compensation, Gabelli Group Capital Partners will receive six percent of any amount we receive for the sale of our five initial WCS licenses to any party contacted on our behalf by Gabelli Group Capital Partners. Such compensation is also payable in connection with such a sale consummated within one year after termination of the Finder's Agreement.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock effective as of _________, 2000 by (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our officers and directors and (iii) all current executive officers and directors as a group.


                                    Class A Beneficially       Class B Beneficially      Class C Beneficially
                                           Owned                       Owned                    Owned
                                  ------------------------    -----------------------   ----------------------
                                    Shares       Percent        Shares      Percent       Shares      Percent
                                  ----------   -----------    ----------   ----------   ----------   ---------
James Balitsos (1)                    -             -         4,008,000       100%          0           0%
Marie Balitsos (1)                    -             -         4,008,000       100%          0           0%
Rivgam Communicators, LLC (2)     3,992,000       100%            0            0%       1,500,000       75%
Mario J. Gabelli (2)              3,992,000       100%            0            0%       1,500,000       75%
Lynch PCS Corporation G               -             -             0            0%        500,000        25%
All Directors and Executive       3,992,000       100%        4,008,000       100%          0           0%
Officers as a Group (4 in total)

                                     Percent of Total
                                     Economic Interest        Percent of Total Voting
                                     Beneficially Owned              Power (3)
                                  ------------------------    -----------------------
                                  Before the    After the     Before the   After the
                                   Offering     Offering       Offering     Offering
                                  ----------   -----------    ----------   ----------
James Balitsos (1)                  50.1%                       83.4%
Marie Balitsos (1)                  50.1%                       83.4%
Rivgam Communicators, LLC (2)       49.9%                       16.6%
Mario J. Gabelli (2)                49.9%                       16.6%
Lynch PCS Corporation G               0                           0
All Directors and Executive          100%                        100%
Officers as a Group (4 in total)

(1) Marie Balitsos is the wife of James Balitsos and therefore shares owned by James Balitsos are also set forth as owned by Marie Balitsos. Marie Balitsos disclaims ownership of the shares. The address of James Balitsos and Marie Balitsos is 941 Danbury Road, Wilton, Connecticut 06897.

(2) Mario J. Gabelli is the Chairman and Chief Executive Officer and the principal stockholder of Gabelli Group Capital Partners, Inc. Rivgam Communicators, LLC is a wholly owned subsidiary of Gabelli Group Capital Partners, Inc. and consequently, Mario J. Gabelli may be deemed to beneficially own these shares.

(3) Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to five votes, except that the class B common stock, voting together as a class, may elect up to a majority of the board. The shares of class C common stock do not have any voting rights.


                          DESCRIPTION OF CAPITAL STOCK

General

         We are authorized to issue 35,000,000 shares of common stock, $.0001 par value, and 5,000 shares of preferred stock, $1,000 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

Common Stock

         Our authorized common stock of consists of 20,000,000 shares of class A common stock, 10,000,000 shares of class B common stock and 5,000,000 shares of class C common stock. At ______, 2000, there were (1) 3,992,000 shares of class A common stock outstanding; (2) 4,008,000 shares of class B common stock outstanding, all of which were held by James Balitsos; and (3) 2,000,000 shares of class C common stock outstanding, 1,500,000 of which were held by Rivgam and 500,000 of which were held by Lynch. In the event of the liquidation, dissolution or winding up, the holders of the three classes of common stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding.

Voting Rights

         Collectively, the shares of class A common stock represent not more than 49.9% of our voting interest, with each share of class A common stock issued and outstanding having one vote per share (subject to downward adjustment if necessary to comply with the 49.9% maximum class vote) on all matters except the election of directors or as otherwise provided by law. With respect to the election of directors, the holders of the class A common stock as a class are entitled to elect members to the Board of Directors who collectively represent two of the five votes of our Board of Directors.

         Collectively, the shares of class B common stock represent at least 50.1% of our voting interest, with each share of class B common stock issued and outstanding having five votes per share (subject to upward adjustment, if necessary, to comply with the 50.1% minimum class vote), on all matters except the election of directors or as otherwise provided by law. With respect to the election of directors, the class B common stock, voting together as a class, may elect up a majority of the Board of Directors.

         The shares of class C common stock do not have voting rights.

Transfer Restriction

         The class B and class C common stock cannot be transferred, sold or otherwise disposed of to any third party, directly or indirectly, except (1) to family members, or by will or by operation of the laws of descent and devise (in which case the transferees will continue to be bound by these restrictions), (2) such number of shares which does not exceed 10% of the class B or class C common stock outstanding when originally issued, or (3) pursuant to a transaction or series of transactions on terms and conditions which are substantially identical in the opinion of counsel to the terms and conditions made available to all holders of the class A common stock, including form, type and amount of consideration per share, the availability of such consideration and the timing of payment. To the extent it deems necessary, such counsel may rely on the opinion of a nationally recognized investment banking firm in evaluating the terms of any securities or other consideration being offered.

Preferred Stock

         We have 5,000 shares of preferred stock authorized, which shares of preferred stock may be issued in one or more series, and our board of directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights.

Series A Redeemable Preferred Stock

         As of August 1, 2000, we had outstanding 618 shares of series A redeemable preferred stock, par value $1,000 per share.

         Stated Value. Each share of preferred stock has a stated value equal to $1,000.

         Liquidation Preference. Upon a liquidation of the company (including a sale by us of all or substantially all of our assets or our merger or consolidation with another company where we are not the surviving entity), the assets of the company available for distribution to the stockholders of the company (after payment or provision for liabilities of the company), whether from capital, surplus or earnings, shall be distributed in the following order of priority: (i) the holders of the preferred stock, including any preferred stock issued as a dividend on originally issued preferred stock, shall be entitled to receive, prior and in preference to any distribution to the holders of any junior securities of the company, an amount equal to the stated value for each share of preferred stock then outstanding and (ii) the remaining assets of the company available for distribution, if any, to our stockholders shall be distributed pro rata to the holders of issued and outstanding shares of common stock.

         Ranking. The preferred stock ranks senior to all classes and series of capital stock of the company now existing or hereinafter authorized, issued or outstanding, including, without limitation, the common stock, and any other classes  and  series  of  capital  stock  of  the  company  now  or  hereinafter authorized, issued or outstanding. So long as any preferred stock is outstanding, we will not issue any class or series of any class of capital stock that ranks pari passu with the preferred stock with respect to rights on liquidation, dissolution or winding up of the company.

         Dividends. The holders of the preferred stock are entitled to receive dividends at an annual rate of ____ shares of additional preferred stock for each one hundred shares of preferred stock outstanding.

         Conversion. The holders of the preferred stock do not have any conversion rights.

         Redemption. Each share of preferred stock is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (a) _______, 2010, (b) upon a change of control of the Class A or Class B common stock or (c) upon the sale of one or more WCS licenses for cash or a non-cash sale which is subsequently converted into or redeemed for cash in an amount proportional to that number of persons covered by the sale of such licenses for cash, or that portion of a non-cash sale subsequently converted into or redeemed for cash, compared to the total persons covered by our five initial WCS licenses, in each case based on the 1996 or most recent subsequent estimate by the United States Bureau of Census. Therefore, the number of shares redeemed shall be computed by dividing the number of persons covered by the sale by the total number of persons covered by the five initial WCS licenses owned by Bal/Rivgam.

         Voting. The holders of the Preferred Stock are not entitled to vote on any matters submitted for a vote to the stockholders of the Company.

Options and Warrants

         There are currently no outstanding options or warrants to purchase shares of common stock.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Delaware Law and Control Group Requirements

Certificate of Incorporation and Bylaws

         Several provisions of our certificate of incorporation and bylaws could deter or delay unsolicited changes in control.

Delaware Takeover Statute

         We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Control Group Requirements

         In order to meet the control group requirements, our certificate of incorporation provides that the class B common stock, as a class, must constitute 50.1% of the voting power. The structure that we have adopted to ensure compliance with the control group requirements will likely deter and delay unsolicited changes in control. See "Risk Factors--Government Regulation--Control Group Requirements" and "--Effect of Control by Certain Stockholders."

Transfer Agent and Registrar

         The  transfer  agent  and  registrar  for the  class A common  stock is
___________________.

                                  UNDERWRITING


         The following is a summary of all of the material terms of the Underwriting Agreement and does not purport to be complete. A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

         The underwriters named herein for whom Gabelli & Company, Inc. and ___________ are acting as representatives have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from us a total of 2,000,000 shares of class A common stock. The number of shares that each such underwriter has agreed to purchase is set forth opposite its name:

         Underwriter                                          Shares
         Gabelli & Company, Inc. . . . . . . . .
         . . . . . . . . . . . . .   . . . . . .

         Total. . . . . . . . . . . . . . . . .             2,000,000

         The Underwriting Agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by counsel to the underwriters and various other conditions precedent, and that the underwriters are obligated to purchase all shares of class A common stock offered in this prospectus if any are purchased. The representatives have advised us that they do not intend to sell to discretionary accounts.

         The representatives have advised us that the underwriters propose to offer the shares of class A common stock to the public at the price set forth on the cover page of this prospectus and to certain dealers at those prices less a concession not in excess of $_____ per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $____ per share to certain other dealers. After the offering, the offering prices and other terms may be changed by the representatives.

         We have agreed to indemnify the Underwriters against certain civil liabilities in connection with this Offering, including liabilities under the Securities Act of 1933. We have agreed to pay the representatives an expense allowance on a nonaccountable basis equal to __% of the gross proceeds derived from the sale of the shares of class A common stock underwritten, $______ of which has been paid to date.

         Pursuant to the Underwriting Agreement, the directors and executive officers and stockholders of the Company holding, in the aggregate, _______ shares of class A common stock, have agreed not to sell or otherwise dispose of any of such shares for _____ months from the date of this prospectus without the prior written consent of the representatives. The representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Underwriting Agreement provides that, for a period of _________ from the date of this prospectus, the representatives will have the right to send a representative to observe each meeting of our board of directors. The representatives have not yet selected a representative.

         Prior to the offering, there has been no public market for the class A common stock. The initial public offering price will be determined through negotiations between us and the representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly trades companies that the representatives believe to be comparable to us, certain financial information of the company, the history of, and the prospects for, the company and the industry in which we compete and assessment of our management, our past and present operations, the prospects for, and the timing of, our future revenues, the present state of our development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to us. There can be no assurance that an active trading market will develop to the class A common stock or that the class A common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

         Application will be made to list the Common Stock on the Nasdaq SmallCap Market. In order to meet the requirements for listing the class A common stock on the Nasdaq SmallCap Market, the underwriters have undertaken to sell lots of ___ or more shares to a minimum of _____ beneficial owners.

         The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

         The underwriters may engage in stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the shares of class A common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of the shares of class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a selling group member when the shares of class A common stock originally sold by such selling group member are repurchased in the open market by the underwriters. Any of these activities may stabilize or maintain the market price of the class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may discontinue these activities at any time.

         Under Rule 2720 of the Conduct Rules of the NASD ("Rule 2720"), we are considered an affiliate of Gabelli & Company, Inc. This offering is being conducted in accordance with Rule 2720, which provides that among other things, when an NASD member participates in the underwriting of an affiliate's equity securities the public offering price per share can be no lower than that recommended by a "Qualified Independent Underwriter" meeting certain standards. In accordance with this requirement, _______________ has assumed the responsibilities of acting as QIU and will recommend a public offering price for the common stock in compliance with the requirements of Rule 2720. In connection with this offering, ____________ is performing due diligence investigations and reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part. As compensation for the services of ____________ as QIU, we have agreed to pay ___________ customary QIU fees.

                                     EXPERTS

         The financial statements of Bal/Rivgam L.L.C. at December 31, 1999 and for the years ended December 31, 1998 and 1999 and the period from March 25, 1997 (inception) to December 31, 1999 appearing in this prospectus and Registration Statement have been audited by Anchin, Block & Anchin LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Bal/Rivgam's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

                                      Index

                                Bal/Rivgam L.L.C.

                        (A Development Stage Enterprise)


Report of Independent Auditors .............................................F-2

Audited Financial Statements

Balance Sheet at December 31, 1999..........................................F-3

Statements of Operations for the Years Ended December 31, 1998 and 1999
and the period from March 25, 1997 (inception) to December 31, 1999.........F-4

Statements of Changes in Members' Capital (Deficit) for the period from
March 25, 1997 (inception) to December 31, 1999.............................F-5

Statements of Cash Flows for the Years Ended  December 31, 1998 and 1999
and the period from March 25, 1997 (inception) to December 31, 1999.........F-6

Notes to Financial Statements...............................................F-7

Unaudited Financial Statements

Balance Sheet at March 31, 2000.............................................F-14

Statements of Operations for the Three Months Ended March 31, 1999
and March 31, 2000 and the period from March 25, 1997 (inception)
to  March  31, 2000.........................................................F-15

Statements of Changes in Members' Capital (Deficit) for the period from
March 25, 1997 (inception) to March 31, 2000................................F-16

Statements of Cash Flows for the Three Months Ended March 31, 1999 and
March 31, 2000 and the period from March 25, 1997 (inception) to March 31,
2000........................................................................F-17

Notes to Financial Statements...............................................F-18


All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or applicable and therefore have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

Members and Board of Directors
Bal/Rivgam L.L.C.

We have audited the accompanying balance sheet of Bal/Rivgam L.L.C. (the "Company") a development stage enterprise as of December 31, 1999, and the related statements of operations, changes in members' capital (deficit), and cash flows for the years ended December 31, 1998 and 1999 and the period from March 25, 1997 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bal/Rivgam L.L.C. at December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999 and the period from March 25, 1997 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Bal/Rivgam L.L.C. will continue as a going concern. As more fully described in Note 1, the Company has incurred losses since inception and has not yet adopted a business plan or determined how to finance its operations and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


/s/ Anchin, Block & Anchin LLP

New York, New York
May 31, 2000

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                                  Balance Sheet


                                                         December 31,
                                                              1999
                                                              ----
Assets

WCS licenses                                             $    652,605
                                                         ------------
Total non-current assets                                 $    652,605
                                                         ============


Liabilities and Members' Capital (Deficit)

   Accounts payable and accrued expenses                 $    989,102
   Loans from Rivgam                                          785,886
                                                         ------------
Total non-current liabilities                               1,774,988


Members' capital (deficit):
   Capital contributions                                       49,900
   Deficit accumulated during development stage            (1,172,283)
                                                         ------------
Total members' capital (deficit)                           (1,122,383)
                                                         ------------
Total liabilities and members' capital (deficit)         $    652,605
                                                         ============



See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                            Statements of Operations



                                                   March 25, 1997                             Twelve Months Ended
                                                   (Inception) to                                   December 31,
                                                  December 31, 1999                       1998                          1999
                                                  -----------------                       ----                          ----

Interest income                                    $         2,019                   $            -                $            -
Interest expense                                          (500,148)                        (125,136)                     (144,956)
Commitment fees                                           (656,717)                        (160,540)                     (160,540)
Other expenses                                             (17,437)                          (6,364)                       (4,000)
                                                  -----------------                  ---------------               ---------------
      Net loss                                     $    (1,172,283)                  $     (292,040)               $     (309,496)
                                                  =================                  ===============               ================

Net loss allocated to:
      Managing member                             $        (19,293)                  $       (6,045)               $       (5,059)
                                                  ===================                ===============               ===============

      Rivgam Communicators, L.L.C.                $     (1,152,990)                  $     (285,995)               $     (304,437)
                                                  =================                  ===============               ===============





      See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
               Statement of Changes in Members' Capital (Deficit)

    For the period from March 25, 1997 (Inception) through December 31, 1999

                                                                            Deficit                            Total
                                                                       Accumulated During                     Members'
                                          Capital                         Development                         Capital
                                       Contributions                         Stage                           (Deficit)
                                     ------------------------------------------------------------------------------------


Capital contributions                      $ 49,900                    $            -                       $     49,900
     Net loss                                     -                          (570,747)                          (570,747)
                                           --------                    --------------                       ------------
Balance at December 31, 1997                 49,900                          (570,747)                          (520,847)

     Net loss                                     -                          (292,040)                          (292,040)
                                           --------                    --------------                       ------------
Balance at December 31, 1998                 49,900                          (862,787)                          (812,887)

     Net loss                                     -                          (309,496)                          (309,496)
                                           --------                    --------------                       ------------
Balance at December 31, 1999               $ 49,900                    $   (1,172,283)                      $ (1,122,383)
                                           ========                    ==============                       ============




              See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                            Statements of Cash Flows



                                                                March 25, 1997                      Twelve Months Ended
                                                                 (Inception) to                        December 31,
                                                               December 31, 1999            1998                         1999
                                                               -----------------            ----                         ----
Operating activities:
   Net loss                                                    $    (1,172,283)       $    (292,040)             $    (309,496)
   Adjustments to reconcile net loss to net
       cash used in operating activities:
          Increase in accounts payable and accrued expenses            989,102              284,967                    303,496
                                                               -----------------      -------------             --------------
Net cash used in operating activities                                 (183,181)              (7,073)                    (6,000)

Investing activities:
   Purchase of WCS licenses                                           (652,605)                   0                          0
                                                               -----------------      --------------             --------------
Net cash used in investing activities                                 (652,605)                   0                          0

Financing activities:
   Proceeds from loans from Rivgam                                  12,685,254                7,073                      6,000
   Repayment of loans from Rivgam                                  (11,899,368)                   0                          0
   Capital contributions                                                49,900                    0                          0
                                                               -----------------      --------------        -------------------
Net cash provided by financing activities                              835,786                7,073                      6,000

Net change in cash                                                           0                    0                          0

Cash, beginning of period                                                    0                    0                          0
                                                               -----------------      --------------        -------------------

Cash, end of period                                            $             0        $           0         $                0
                                                               =================      ==============         ==================







          See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999


Note 1   Summary of Significant Accounting Policies

         Description of Business:

         Bal/Rivgam L.L.C. ("the Company") was formed in March 1997 to acquire, develop and manage wireless communications services ("WCS") licenses obtained in the Federal Communications Commission's ("FCC") WCS A- and B-Block auction. The Company won five licenses in 1997 to provide wireless communications services over 10Mhz of spectrum to a population of approximately 42 million, including Los Angeles, CA and Boston, MA. James Balitsos is the Managing Member of the Company with a 50.1% equity interest. Rivgam Communicators, L.L.C. ("Rivgam"), an indirect wholly owned subsidiary of Gabelli Group Capital Partners, Inc. ("GGCP"), owns a 49.9% interest in the Company.

         The LLC will continue through December 31, 2044 unless otherwise extended as provided for in the Limited Liability Company Agreement.

         Basis of Presentation:

         The financial statements are prepared in conformity with generally accepted accounting principles applicable to a development stage enterprise.

         The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

         The Company believes that its WCS licenses have substantial potential. However, the Company has not yet adopted a business plan or determined how to finance its operations because of uncertainties relating to WCS, which makes evaluation difficult, including without limitation the newness of WCS, financing, affiliation and technology issues. Therefore, the Company has not yet determined whether to develop it WCS licenses on its own, to joint venture its licenses with other WCS or wireless telephone licensees or operators, or to sell some or all of its licenses. The Company expects to continually evaluate these factors and to adopt a business plan once the financing, regulatory and market aspects of WCS are less uncertain.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999


Note 1   Summary of Significant Accounting Policies (continued):

         Basis of Presentation (continued):

         The Company has incurred losses since inception and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. There can be no assurance that the Company can raise sufficient capital to fund its obligations and finance the construction of its networks.

         Accordingly,   these  conditions  raise  substantial  doubt  about  the
         Company's ability to continue as a going concern.

         Administrative Services:

         The Company has never had any paid employees. GGCP provided the Company, at its request, with certain services in connection with the Company's bidding for WCS licenses in the FCC auction in early 1997. Aside from that matter, neither member provided the Company with a substantial amount of services. Neither member charged the Company for the services provided, as such amounts are not significant.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

         Amortization of Licenses:

         The cost of WCS licenses will be amortized over a period, consistent with the industry standard, which will begin when operations commence.

         Pursuant to FCC regulations, license holders are required to provide "substantial service" to their service area within ten years from the date of award. For a WCS licensee who offers fixed point-to-point services, substantial service constitutes the construction of four permanent links per one million people in its licensed area. For a WCS licensee who offers mobile services, substantial service is demonstrated by the licensee covering a minimum of 20% of the population of its licensed service area.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999


Note 1   Summary of Significant Accounting Policies (continued):

         Income Taxes:

         No Federal, state or local income tax expense (benefit) has been provided on net income (loss) of the Company since the members were required to report their allocable share of income or loss on their respective income tax returns.

         Earnings per Share:

         The Company has not presented historical earnings per share because the Company has operated as a limited liability company and because of the significant changes in its capital structure which are not reflected in the historical financial statements (see Note 6). The Company prospectively will apply Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share."

Note 2   Limited Liability Company ("LLC") Agreement:

         The Company was formed as an LLC in March 1997 to bid for WCS licenses in the "A- and B-Block" auction. The Managing Member originally contributed $25,000 to the LLC for a 50.1% equity interest and Rivgam contributed $24,900 to the LLC for a 49.9% equity interest. Under the terms of the LLC Agreement all deductions with respect to interest expense and commitment fees are allocated 99% to Rivgam and 1% to the Managing Member. All profits of the LLC are allocated 99% to Rivgam and 1% to the Managing Member until the aggregate amount of all profits allocated to Rivgam and the Managing Member are equal to deductions with respect to interest expense and commitment fees. Losses prior to that time and all subsequent profits and losses are to be allocated to the Managing Member and to Rivgam in proportion to their respective interests.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999

Note 3:  Loans from Rivgam:

         Loans from Rivgam at December 31, 1999 consists of financing for the WCS licenses awarded in the following markets and matures on April 4, 2002.

                   Los Angeles - San Diego, CA                     $ 445,900
                   Boston, MA                                        141,050
                   Minneapolis - St. Paul, MN                              1
                   Milwaukee, WI                                           1
                   Phoenix, AZ                                        65,653
                                                                   ---------
                                                                   $ 652,605
                   Less amounts due within one year                        0
                                                                   ---------
                                                                   $ 652,605
                                                                   =========

         The acquisition of the licenses was financed by Rivgam under a Loan Agreement ("Agreement") dated April 4, 1997. Under the Agreement the loan will mature on April 4, 2002. The interest rate on the unpaid principal balance is fixed at 15% per annum and due at maturity; additionally, a commitment fee of 20% per annum shall be due and payable, without interest charged thereon, on the earlier of the maturity date or the payment in full of the loan. The Agreement further stipulates that a special fee equal to 15% of the net profits (as defined) of the Company be paid to Rivgam from time to time as and when realized.

         The Agreement also permits the Company to borrow additional funds ("Supplemental Loans") under the same terms and conditions set forth to make the initial loan. The maximum amount which may be borrowed on Supplemental Loans is equal to the cost of the licenses (net of equity contributions at the time of grant of the licenses) plus $200,000. At
         December 31, 1999 the maximum amount which may be borrowed as Supplemental Loans was $802,705.

         The Agreement is collateralized by all of the assets of the Company. Additionally, under the terms of the Agreement, the Company may not, among other things, incur additional indebtedness, enter into related party transactions, make distributions and is limited in the amount of capital expenditures it can make.

         At December 31, 1999, interest and commitment fees of $984,738 have been accrued and included in accounts payable and accrued expenses.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999

Note 4:  Commitments and Contingencies

         The Company entered into an agreement with an affiliate, Lynch PCS Corporation G ("Lynch"), whereby Lynch agreed to provide consulting services relating to FCC auctions for WCS licenses in exchange for 5% of the Company's net profits and reimbursement of related expenses.

         The Company entered into an expense agreement with each of the Managing Member and Rivgam, pursuant to which all out of pocket expenses incurred by each in the organization of Bal/Rivgam LLC and in connection with the license auction will be treated as a loan to the Company, up to a maximum of $5,000 by the managing member and additional expenses up to $75,000 will be treated as supplemental loans by Rivgam. The interest payable on any such amount is 15% per annum, compounded annually, and is due, together with the principal, on April 4, 2002.

Note 5:  Subsequent Event

         On February 1, 2000, the Company entered into a one year Finder's Agreement with GGCP in which GGCP agreed to act as a finder to help the Company realize the value of its WCS licenses. As compensation, GGCP will receive six percent of any amount received for the sale of the WCS licenses to any party contacted on the Company's behalf by GGCP. Such compensation is payable in connection with a sale consummated within one year after the expiration of the Finder's Agreement.

Note 6:  Reorganization (unaudited)

         Management contemplates the following transactions will take place prior to its initial public offering ("Offering"). The Company will convert from its status as an LLC to a C corporation and be renamed Bal/Rivgam Wireless, Inc. (the "Reorganization"). As a result of the Reorganization the Company will have three classes of Common Stock authorized. The authorized capital stock of the company will consist of 20 million shares of Class A Common Stock; 10 million shares of Class B Common Stock and 5 million shares of Class C Common Stock.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999

Note 6   Reorganization (unaudited) (continued):

         Under the plan of Reorganization the Managing Member will receive 4,008,000 shares of the Company's class B Common Stock and Rivgam will receive 3,992,000 shares of the Company's class A Common Stock, each representing all of the Company's class A and class B Common Stock outstanding at that time. The Company will also issue 2,000,000 shares of its non-voting class C Common Stock in exchange for the termination of certain profit participation obligations to both Rivgam and an affiliate, Lynch PCS Corporation G ("Lynch"). Rivgam and Lynch will receive 1,500,000 shares and 500,000 shares of the Company's class C Common Stock, respectively.

         Collectively, the shares of Class A Common Stock represent not more than 49.9% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having one vote per share on all matters, except the election of directors or as otherwise provided by law. The holders of the Class A Common Stock as a class will be entitled to elect up to two of the five members of the Company's Board of Directors.

         Collectively, the shares of Class B Common Stock represent at least 50.1% of the Company's voting interest, with each share of Class B Common stock issued and outstanding having 5 votes per share on all matters, except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class B Common Stock, voting together as a class, may elect up to three of the five members of the Company's Board of Directors.

         The shares of Class C Common Stock do not have voting rights. The class B and class C common stock cannot be transferred, sold or otherwise disposed of to any third party, directly or indirectly, except (i) to family members, (in which case the transferees will continue to be bound by these restrictions), (ii) such number of shares does not exceed 10% of the class B or class C common stock outstanding when originally issued, or (iii) pursuant to a transaction or series of transactions on terms and conditions which are substantially identical in the opinion of counsel to the terms and conditions made available to all holders of the class A common stock.

         The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of the liquidation, dissolution, or winding up of Bal/Rivgam, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                December 31, 1999

Note 6   Reorganization (unaudited) (continued):

         Prior to the conversion Rivgam will contribute approximately $1,350,000 of its outstanding loan, including accrued interest and commitment fees to the Members' Capital. Subsequently, Rivgam will convert the remaining principal amount of its loan, including accrued interest and commitment fees, to the LLC which is expected to approximate $618,000, into a redeemable preferred stock of the Company with a liquidation value expected to approximate $1,968,000 (see below). Under the terms of this conversion Rivgam's prior obligation to make further loans to the Company will be terminated.

         Series A Redeemable Preferred Stock:

         The Company is authorized to issue 5,000 shares of Series A Preferred Stock, par value $1,000 per share. The preferred stock (a) is entitled to preferred dividends at an annual rate of 5 shares of additional preferred stock for each one hundred shares of preferred stock outstanding, (b) has no voting rights except as provided by law, and
         (c) is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (i) x/x/2010, (ii) a change of control of the Class A or Class B Common Stock or (iii) upon the sale of one or more WCS licenses for cash or a non-cash sale under certain circumstances. The difference between the carrying value of such shares (which approximates fair value) and the redemption price will be amortized using the effective interest method.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                                  Balance Sheet

                                                                          Pro Forma
                                                         March 31,        March 31,
                                                          2000               2000
                                                          ----               ----
Assets                                                           (unaudited)

WCS licenses                                          $    652,605        $ 652,605
                                                      ------------        ---------
Total non-current assets                              $    652,605        $ 652,605
                                                      ============        =========


Liabilities and members'/stockholders'
   capital (deficit)

   Accounts payable and accrued expenses              $  1,071,473        $       -
   Loans from Rivgam                                       785,886                -
                                                      ------------        ---------
Total non-current liabilities                            1,857,359                -
                                                      ------------        ---------

Redeemable preferred stock                                       -          507,359
                                                      ------------        ---------

   Class A common stock                                                         399
   Class B common stock                                                         401
   Class C common stock                                                         200
   Additional paid in capital                                             1,398,900
   Accumulated deficit                                                   (1,254,654)


   Capital contributions                                    49,900                -
   Deficit accumulated during development stage         (1,254,654)               -
                                                      ------------       ----------
Total members'/stockholders' capital (deficit)          (1,204,754)         145,246
                                                      ------------       ----------
Total liabilities and members' capital (deficit)      $    652,605        $ 652,605
                                                      ============       ==========





See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                            Statements of Operations
                                   (unaudited)



                                            March 25, 1997                          Three Months Ended
                                            (Inception) to                                March 31,
                                            March 31, 2000                     1999                  2000
                                            --------------                     ----                  ----

Interest income                           $         2,019               $            -         $          -
Interest expense                                 (542,384)                     (36,111)             (42,236)
Commitment fees                                  (696,852)                     (40,135)             (40,135)
Other expenses                                    (17,437)                           -                    -
                                          -----------------             ---------------        -------------
      Net loss                            $    (1,254,654)              $      (76,246)        $    (82,371)
                                          =================             ===============        =============

Net loss allocated to:
      Managing member                     $       (20,116)              $         (762)        $       (824)
                                          =================             ===============        =============

      Rivgam Communicators, L.L.C.        $     (1,234,538)             $      (75,484)        $     (81,547)
                                          =================             ===============        =============








See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
               Statement of Changes in Members' Capital (Deficit)

      For the period from March 25, 1997 (Inception) through March 31, 2000
                                     (unaudited)

                                                                Deficit                  Total
                                                           Accumulated During           Members'
                                       Capital                Development                Capital
                                    Contributions                Stage                  (Deficit)
                                  ----------------------------------------------------------------


Capital contributions             $     49,900             $              -          $     49,900
     Net loss                                -                     (570,747)             (570,747)
                                  ------------             -----------------         -------------
Balance at December 31, 1997            49,900                     (570,747)             (520,847)

     Net loss                                -                     (292,040)             (292,040)
                                  ------------             -----------------         -------------
Balance at December 31, 1998            49,900                     (862,787)             (812,887)

     Net loss                                -                     (309,496)             (309,496)
                                  ------------             -----------------         -------------
Balance at December 31, 1999            49,900                   (1,172,283)           (1,122,383)

     Net loss                                -                      (82,371)              (82,371)
                                  ------------             -----------------         -------------
Balance at March 31, 2000         $     49,900             $     (1,254,654)          $(1,204,754)
                                  ============             =================         =============


See accompanying notes to financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                            Statements of Cash Flows
                                   (unaudited)


                                                                          March 25, 1997              Three Months Ended
                                                                          (Inception) to                   March 31,
                                                                          March 31, 2000            1999              2000
                                                                          --------------            ----              ----
Operating activities:
   Net loss                                                               $   (1,254,654)      $   (76,246)      $  (82,371)
   Adjustments to reconcile net loss to net
       cash used in operating activities:
          Increase in accounts payable and accrued expenses                    1,071,473            76,246           82,371
                                                                          --------------       -----------       ----------
Net cash used in operating activities                                           (183,181)                0                0

Investing activities:
   Purchase of WCS licenses                                                     (652,605)                0                0
                                                                          --------------       -----------       ----------
Net cash used in investing activities                                           (652,605)                0                0

Financing activities:
   Proceeds from loans from Rivgam                                            12,685,254                 0                0
   Repayment of loans from Rivgam                                            (11,899,368)                0                0
   Capital contributions                                                          49,900                 0                0
                                                                          --------------       -----------       ----------
Net cash provided by financing activities                                        835,786                 0                0

Net change in cash                                                                     0                 0                0

Cash, beginning of period                                                              0                 0                0
                                                                          --------------       -----------       ----------

Cash, end of period                                                       $            0       $         0       $        0
                                                                          ==============       ===========       ==========





See accompanying notes to the financial statements.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                 March 31, 2000
                                  (unaudited)

Note 1   Basis of Presentation

         These unaudited interim financial statements of Bal/Rivgam L.L.C. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, which are of a normal recurring nature, necessary for a fair presentation have been included. Operating results of interim periods are not necessarily indicative of the results that may be expected for the full year.

         In preparing the unaudited interim financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

         These financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1999, and appearing elsewhere in this prospectus.

         The Company has incurred losses since inception and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. There can be no assurance that the Company can raise sufficient capital to fund its obligations and finance the construction of its networks. Accordingly, these conditions raise substantial doubt about the Company's ability to continue as a going concern.

Note 2:  Subsequent Event

         On February 1, 2000, the Company entered into a one year Finder's Agreement with GGCP in which GGCP agreed to act as a finder to help the Company realize the value of its WCS licenses. As compensation, GGCP will receive six percent of any amount received for the sale of the WCS licenses to any party contacted on the Company's behalf by GGCP. Such compensation is payable in connection with a sale consummated within one year after the expiration of the Finder's Agreement.

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                 March 31, 2000
                                  (unaudited)

Note 3   Reorganization

         Management contemplates the following transactions will take place prior to its initial public offering (the "Offering"). The Company will convert from its status as an LLC to a C corporation and be renamed Bal/Rivgam Wireless, Inc. (the "Reorganization"). As a result of the Reorganization the Company will have three classes of Common Stock authorized. The authorized capital stock of the company will consist of 20 million shares of Class A Common Stock; 10 million shares of Class B Common Stock and 5 million shares of Class C Common Stock.

         Under the plan of Reorganization the Managing Member will receive 4,008,000 shares of the Company's class B Common Stock and Rivgam will receive 3,992,000 shares of the Company's class A Common Stock, each representing all of the Company's class A and class B Common Stock outstanding at that time. The Company will also issue 2,000,000 shares of its non-voting class C Common Stock in exchange for the termination of certain profit participation obligations to both Rivgam and an affiliate, Lynch PCS Corporation G ("Lynch"). Rivgam and Lynch will receive 1,500,000 shares and 500,000 shares of the Company's class C Common Stock, respectively.

         Collectively, the shares of Class A Common Stock represent not more than 49.9% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having one vote per share on all matters, except the election of directors or as otherwise provided by law. The holders of the Class A Common Stock as a class will be entitled to elect up to two of the five members of the Company's Board of Directors.

         Collectively, the shares of Class B Common Stock represent at least 50.1% of the Company's voting interest, with each share of Class B Common stock issued and outstanding having 5 votes per share on all matters, except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class B Common Stock, voting together as a class, may elect up to three of the five members of the Company's Board of Directors.

         The shares of Class C Common Stock do not have voting rights. The class B and class C common stock cannot be transferred, sold or otherwise disposed of to any third party, directly or indirectly, except (i) to family members, (in which case the transferees will continue to be bound by these restrictions), (ii) such number of shares does not exceed 10% of the class B or class C common stock outstanding when originally issued, or (iii) pursuant to a transaction or series of transactions on terms and conditions which are

                                Bal/Rivgam L.L.C.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements
                                 March 31, 2000
                                  (unaudited)

Note 3   Reorganization (continued):

         substantially identical in the opinion of counsel to the terms and conditions made available to all holders of the class A common stock.

         The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of the liquidation, dissolution, or winding up of Bal/Rivgam, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding.

         Prior to the conversion Rivgam will contribute approximately $1,350,000 of its outstanding loan, including accrued interest and commitment fees to the Members' Capital. Subsequently, Rivgam will convert the remaining principal amount of its loan, including accrued interest and commitment fees, to the LLC which is expected to approximate $618,000, into a redeemable preferred stock of the Company with a liquidation value expected to approximate $1,968,000 (see below). Under the terms of this conversion Rivgam's prior obligation to make further loans to the Company will be terminated.

         Series A Redeemable Preferred Stock:

         The Company is authorized to issue 5,000 shares of Series A Preferred Stock, par value $1,000 per share. The preferred stock (a) is entitled to preferred dividends at an annual rate of 5 shares of additional preferred stock for each one hundred shares of preferred stock outstanding, (b) has no voting rights except as provided by law, and
         (c) is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (i) x/x/2010, (ii) a change of control of the Class A or Class B Common Stock or (iii) upon the sale of one or more WCS licenses for cash or a non-cash sale under certain circumstances. The difference between the carrying value of such shares (which approximates fair value) and the redemption price will be amortized using the effective interest method.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.






































                            BAL/RIVGAM WIRELESS, INC.



                           2,000,000 Shares of Class A

                                  Common Stock




                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          Indemnification of Directors and Officers

         As permitted by the Delaware General Corporation Law ("DGCL"), Bal/Rivgam's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to Bal/Rivgam for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to Bal/Rivgam or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         Bal/Rivgam's by-laws provide that Bal/Rivgam shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of Bal/Rivgam or is or was serving at the request of Bal/Rivgam as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware, as from time to time in effect, and any other applicable law, as from time to time in effect. Such right of indemnification is not be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

         Bal/Rivgam has entered into indemnity agreements with its directors and executive officers. The indemnity agreements provide that Bal/Rivgam shall indemnify such directors and executive officers from and against any and all liabilities, costs and expenses, amounts of judgments, fines, penalties and amounts paid in settlement of or incurred in defense of any settlement in connection with any threatened, pending or completed claim, action, suit or proceeding in which such persons are a party (other than a proceeding or action by or in the right of Bal/Rivgam to procure a judgment in its favor), or which may be asserted against them by reason of their being or having been an officer or director of Bal/Rivgam (the "Losses"), unless it is determined that such directors and executive officers did not act in good faith and for a purpose which they reasonably believed to be in, or in the case of service to an entity related to Bal/Rivgam, not opposed to, the best interests of Bal/Rivgam and, in the case of a criminal proceeding or action, that they had reasonable cause to believe that their conduct was unlawful. The indemnity agreements also provide that Bal/Rivgam shall indemnify such directors and executive officers from and against any and all Losses that they may incur if they are a party to or threatened to be made a party to any proceeding or action by or in the right of Bal/Rivgam to procure a judgment in its favor, unless it is determined that they did not act in good faith and for a purpose that they reasonably believed to be in, or, in the case of service to an entity related to Bal/Rivgam, not opposed to, the best interests of Bal/Rivgam, except that no indemnification for Losses shall be made in respect of (i) any claim, issue or matter as to which they shall have been adjudged to be liable to Bal/Rivgam or (ii) any threatened or pending action to which they are a party or are threatened to be made a party that is settled or otherwise disposed of, unless and only to the extent that any court in which such action or proceeding was brought determines upon application that, in view of all the circumstances of the matter, they are fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Such indemnification is in addition to any other rights to which such officers or directors may be entitled under any law, charter provision, by-law, agreement, vote of shareholders or otherwise.

ITEM 25.          Other Expenses of Issuance and Distribution.

         The  following  table  sets  forth the  various  expenses  (other  than underwriting discounts and commissions) which will be paid by Bal/Rivgam in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC Registration Fee                           $2,640.00
NASD filing fee
Blue Sky Fees and Expenses
Printing and Engraving

Accounting Fees and Expenses
Legal Fees and Expenses
Miscellaneous expenses
Total

Item 26.          Recent Sales of Unregistered Securities

         The following securities were issued by Bal/Rivgam within the past three years and are not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Act as transactions by an issuer not involving a public offering. All of such securities are deemed to be restricted securities for the purposes of the Act. All certificates representing such issued and outstanding restricted securities of Bal/Rivgam have been properly legended. No underwriter was involved in any of the below transactions.

         On ________, 2000, 3,992,000 shares of class A common stock were issued to Rivgam Communicators, LLC and 4,008,000 shares of class B common stock were issued to James T. Balitsos upon the conversion of the membership interests in the limited liability company. On ________, 2000, 1,500,000 shares of class C common stock were issued to Rivgam Communicators, LLC and 500,000 shares of class C common stock were issued to Lynch PCS Corporation G upon the cancellation of Bal/Rivgam's obligation to pay a portion of its net profits to each under the loan agreement and the Lynch agreement, respectively.

         On ____,  2000, [   ] shares of series A preferred stock were issued to
Rivgam  Communicators,   LLC  upon  cancellation  of  Bal/Rivgam's   outstanding
indebtedness under the loan agreement.


Item 27.  Exhibits and Financial Statement Schedules

         (a)  Exhibits:

Exhibit Number             Description
*3.1                       Certificate of Incorporation of the Registrant
*3.2                       By-laws of the Registrant
*5.1                       Opinion of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP
**10.1                     Finders  Agreement  dated  February  1, 2000  between
                           Bal/Rivgam L.L.C. and Gabelli Group Capital Partners,
                           Inc.
**10.2                     Limited  Liability  Company Agreement dated March 25,
                           1997  by  and  between  James   Balitsos  and  Rivgam
                           Communicators, LLC.
**10.3                     Loan  Agreement  dated  April 4, 1997 by and  between
                           Bal/Rivgam L.L.C. and Rivgam Communicators, LLC.
**10.4                     Expense   Agreement  dated  March  25,  1997  between
                           Bal/Rivgam  L.L.C.,   James   Balitsos   and   Rivgam
                           Communicators, LLC
**10.5                     Lynch  Agreement  dated March 25, 1997 between  Lynch
                           PCS Corporation G and Bal/Rivgam, L.L.C.
**23.1                     Consent of Anchin, Block & Anchin LLP
*23.2                      Consent of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP (contained in Exhibit 5.1)


--------------
*  To be filed by amendment
** Filed herewith

Item 28.  Undertakings.

The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 21st day of June, 2000.

                                   BAL/RIVGAM WIRELESS, INC.


                                   By: /s/ James T. Balitsos
                                       -----------------------------------------
                                       James T. Balitsos
                                       Chairman of the Board
                                       (Chief Executive Officer and
                                       Chief Financial Officer)

                                   SIGNATORIES

                                POWER OF ATTORNEY

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints James T. Balitsos and Marie G. Balitsos, and each one of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature             Title                             Date
               ---------             -----                             ----

 /s/ James T. Balitsos
----------------------------    Chairman of the Board, Chief       June 21, 2000
James T. Balitsos               Executive Officer and Director
                                (Principal Financial Officer,
                                Chief Accounting Officer)

    /s/ Marie G. Balitsos       Director                           June 21, 2000
----------------------------
Marie G. Balitsos

 /s/ Mario J. Gabelli           Director                           June 23, 2000
----------------------------
Mario J. Gabelli

Exhibit Index

Exhibit Number             Description
*3.1                       Certificate of Incorporation of the Registrant
*3.2                       By-laws of the Registrant
*5.1                       Opinion of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP
**10.1                     Finders  Agreement  dated  February  1, 2000  between
                           Bal/Rivgam L.L.C. and Gabelli Group Capital Partners,
                           Inc.
**10.2                     Limited  Liability  Company Agreement dated March 25,
                           1997  by  and  between  James   Balitsos  and  Rivgam
                           Communicators, LLC.
**10.3                     Loan  Agreement  dated  April 4, 1997 by and  between
                           Bal/Rivgam L.L.C. and Rivgam Communicators, LLC.
**10.4                     Expense   Agreement  dated  March  25,  1997  between
                           Bal/Rivgam  L.L.C.,   James   Balitsos   and   Rivgam
                           Communicators, LLC
**10.5                     Lynch  Agreement  dated March 25, 1997 between  Lynch
                           PCS Corporation G and Bal/Rivgam L.L.C.
**23.1                     Consent of Anchin, Block & Anchin LLP
*23.2                      Consent of Olshan Grundman Frome Rosenzweig & Wolosky
                           LLP (contained in Exhibit 5.1)


--------------
*  To be filed by amendment
** Filed herewith